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THE LUBRIZOL CORPORATION
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March 17, 2010

Dear Fellow Shareholder,

I am pleased to send you this 2010 proxy statement.

We have revised and simplified the format of the proxy this year, hoping to make it more readable and useful for you. It includes all of the information and detail required by law, and also describes your company’s corporate governance practices – including some important enhancements to those practices that we recently implemented.

It is an honor to lead your company in accordance with these principles and practices.

On behalf of all of our dedicated employees, Lubrizol’s board and management, thank you for your support.

James L. Hambrick
Chairman of the Board,
President and Chief Executive Officer

The Lubrizol Corporation
29400 Lakeland Boulevard
Wickliffe, Ohio 44092-2298
www.lubrizol.com

The Lubrizol Corporation 29400 Lakeland Boulevard Wickliffe, Ohio 44092

________________________

Notice of Annual Meeting
to be held on April 27, 2010
________________________

To Our Shareholders:

We are pleased to invite you to attend the 2010 Annual Meeting of Shareholders of The Lubrizol Corporation, which will be held on Tuesday, April 27, at 8:30 a.m. local time at The Lubrizol Corporation, East Entrance, 29400 Lakeland Boulevard, Wickliffe, Ohio 44092, Room 015. At the meeting, shareholders will vote on the:

1.	Election of Edward P. Campbell, James L. Hambrick and Gordon D. Harnett as directors, each to serve for a one-year term;

2.	Confirmation of the appointment of the independent registered public accountant for 2010; and

3.	Approval of The Lubrizol Corporation 2010 Stock Incentive Plan.

Shareholders will consider also any other business that is presented properly at the meeting.

Shareholders of record at the close of business on March 5, 2010, may vote at the meeting.

Leslie M. Reynolds
Secretary

Wickliffe, Ohio
March 17, 2010

YOUR VOTE IS IMPORTANT. YOU CAN VOTE BY TELEPHONE, OVER THE INTERNET, BY MAILING THE PROXY CARD OR BY BALLOT IN PERSON AT THE MEETING. SEE THE PROXY CARD OR PAGE 1 FOR INSTRUCTIONS.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Shareholders Meeting to be held on April 27, 2010: The proxy statement and the company’s
2009 Annual Report to Shareholders are available at http://proxymaterials.lubrizol.com.

TABLE OF CONTENTS

HIGHLIGHTS OF CHANGES IN CORPORATE GOVERNANCE AT LUBRIZOL
PART ONE: ABOUT THE MEETING	1
PART TWO: PROPOSALS TO BE VOTED ON AT THE 2010 ANNUAL MEETING
PROPOSAL ONE: Election of Three Directors to New One-Year Terms	3
Biographies of Nominees and Continuing Directors	4
PROPOSALTWO: Confirmation of the Appointment of Independent Registered
Public Accountant	8
Independent Registered Public Accountant Fees	8
PROPOSALTHREE: Approval of The Lubrizol Corporation 2010 Stock Incentive Plan	9
PART THREE: CORPORATE GOVERNANCE
Corporate Governance Documents and Committee Charters	11
Director Independence	11
Related Person Transactions	12
Company and Board Leadership	12
Board of Directors Meetings and Committee Information	13
Audit Committee	14
Audit Committee Report	14
Nominating and Governance Committee	15
Organization and Compensation Committee	16
Compensation Committee Report	17
Compensation Committee Interlocks and Insider Participation	17
Board Oversight of Risk Management at Lubrizol	17
Compensation Practices at Lubrizol and Risk Management Procedures	18
PART FOUR: OTHER IMPORTANT INFORMATION
Director Compensation	19
Security Ownership of Directors, Executive Officers and Large Beneficial Owners	20
Compensation Discussion and Analysis	21
Executive Compensation	32
Summary Compensation Table	32
Grants of Plan-Based Awards	34
Discussion of Summary Compensation and Plan-Based Awards Tables	34
Outstanding Equity Awards at Fiscal Year-End	36
Option Exercises and Stock Vested	37
Pension Benefits	38
Nonqualified Deferred Compensation	39
Employees’ Profit Sharing and Savings Plan	41
Potential Payments Upon Termination or Change in Control	42
Section 16(a) Beneficial Ownership Reporting Compliance	46
2011 Annual Meeting	46
APPENDIX A – THE LUBRIZOL CORPORATION 2010 STOCK INCENTIVE PLAN	A-1

HIGHLIGHTS OF CHANGES IN
CORPORATE GOVERNANCE AT LUBRIZOL

During 2009, the company and its board took these steps to improve the company’s corporate governance policies and practices:
  Declassified the board of directors. Beginning with this year’s annual meeting, each of the nominees standing for election will be elected to serve a one-year term.

  Adopted a majority voting standard in an uncontested election of directors.

  Repealed special control share acquisition provisions previously contained in our articles of incorporation. The company now is covered by the state law provisions applicable to other companies.

  Eliminated future tax gross-up payments on all perquisites for executive officers starting in 2010.

  Added forfeiture and claw-back provisions for future incentive compensation plan awards.

  Eliminated option vesting and single-trigger payments upon a change in control under the proposed 2010 Stock Incentive Plan.

  Eliminated single-trigger payments and excise tax gross-ups in future change in control agreements.

  Implemented new and formalized risk management oversight practices.

  Created a new committee specifically to assume the governance and nominating responsibilities previously performed by the organization and compensation committee, providing more focus on governance issues and practices.

Stock Performance Comparison

This chart compares total shareholder return for the five years ended December 31, 2009, for our shareholders to the aggregated total returns of shareholders of the peer group companies that we use for executive compensation purposes. (See the Compensation Discussion and Analysis for a listing of these companies.) The chart assumes the investment of $100 on December 31, 2004, and the immediate re-investment of all dividends.

	12/04	12/05	12/06	12/07	12/08	12/09
The Lubrizol Corporation	$100.00	$120.85	$142.82	$157.39	$108.54	$223.23
Peer Group	100.00	98.49	117.22	159.22	87.82	131.48

Note:	This performance chart is not intended to comply with the rules of the Securities and Exchange Commission; please see our 2009 Annual Report to Shareholders for additional comparisons.

PROXY STATEMENT
FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS

PART ONE:  ABOUT THE MEETING

Who May Attend and Vote; Quorum

All shareholders of Lubrizol common shares at the close of business on March 5, 2010, the record date for the annual meeting, are entitled to attend the annual meeting and to one vote for each share beneficially held. On March 5, 2010, there were 68,091,248 outstanding Lubrizol common shares. If you plan to attend the meeting in person, you will be asked to present valid photo identification such as a driver’s license or passport before being admitted. If you hold your shares through a bank, broker or other holder of record, you will need to show that you are a beneficial owner of Lubrizol common shares, or that you own shares through a bank or broker. You may do so by bringing a copy of your brokerage statement reflecting your stock ownership as of March 5, 2010, or by bringing a legal proxy from your bank or broker.

A majority of outstanding common shares held by shareholders at the close of business on March 5, 2010, who are present in person or by proxy at the annual meeting, will constitute a quorum permitting shareholders to conduct business at the meeting. We will treat as “present” for these purposes shares held by shareholders who have submitted properly signed or transmitted proxies, including those marked “abstain.” We also will treat as “present” shares voted on at least one proposal by a bank or broker on your behalf.

Proxy Solicitation

This proxy statement is provided in connection with the solicitation of proxies by The Lubrizol Corporation on behalf of the board of directors. We began proxy solicitation with the mailing of this proxy statement and the proxy card on or about March 17, 2010. We are paying for the cost of soliciting your vote, including the cost of mailing the proxy statement and proxy card, and the cost of the telephone and internet voting mechanisms. In addition to soliciting proxies by mail, our directors, officers and employees (without additional compensation) may solicit proxies by telephone, email, fax or personal interviews. We will, upon request, reimburse brokerage houses, custodians, nominees and others for the out-of-pocket and reasonable clerical expenses they incur in connection with this proxy solicitation.

How You May Vote

If you are the record owner of Lubrizol common shares, you or your authorized agent can vote your shares directly in any one of the following ways. If you vote by telephone or over the internet, you do not need to return the proxy card.
  By Internet: Log onto the website indicated on the proxy card and follow the instructions given.

  By Telephone: Call the toll-free number shown on the proxy card and follow the voice prompts.

  By Mail: Mark, sign, date and mail the proxy card to Broadridge Financial Solutions, Inc. in the enclosed postage-paid envelope.

  By Ballot: Attend the annual meeting in person and use a ballot, which will be provided to you.
If you submit your proxy through use of the telephone or internet voting procedures or by returning your signed proxy card, but do not indicate “for,” “against” or “abstain” on a proposal to be voted, your shares will be voted in favor of that proposal. If you indicate “abstain” on a particular proposal, the abstention will not count for or against that issue.

How to Vote Shares Held by Your Bank or Broker

If your shares are held by a bank or broker, you must follow the voting instructions provided to you by the bank or broker. Although most banks and brokers offer voting by mail, telephone and internet, availability of these methods and the specific procedures to follow will depend on their voting arrangements. Unless you give your bank or broker instructions on how to vote your shares, your bank or broker will not be able to vote your shares on Proposals One or Three. The bank or broker will be able to use its discretion, however, to vote your shares on Proposal Two because the bank or broker has authority under the New York Stock Exchange rules to vote on routine proposals such as this proposal.

Voting of Shares on Other Business Presented at the Meeting

We are not aware of any other business that will be presented at the annual meeting. But, if there is other business that is presented properly at the meeting, your signature on a proxy card or through the telephone or internet procedures will give authority to the proxy committee, comprised of James L. Hambrick, chairman, president and chief executive officer (CEO); Charles P. Cooley, senior vice president and chief financial officer; and Leslie M. Reynolds, corporate secretary, to vote on those matters in the committee’s best judgment.

Changing or Revoking Your Vote

You may revoke your proxy at any time before it is voted at the annual meeting by notifying the corporate secretary in writing; voting at a later time by telephone or by internet; returning a later-dated proxy card; or voting in person at the annual meeting.

Counting of Votes; Confidential Voting

Broadridge Financial Solutions, Inc. serves as the independent tabulator of votes and inspector of elections. Broadridge will announce the preliminary voting results at the annual meeting. Following the meeting, Broadridge will certify the final voting results, and we will disclose the final results within four business days after the annual meeting in a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission (SEC). In reporting the voting results, Broadridge will not identify to us how you voted on any issue unless it is required to do so by law or you authorize it.

Accessing the Proxy Statement and the Annual Report Electronically Instead of Receiving Paper Copies by Mail; Avoiding Receipt of Multiple Copies

You can view future proxy statements and annual reports over the internet instead of receiving paper copies in the mail by following the instructions provided on the proxy card. If you choose this option, you will not receive paper copies of either document next year, but we will send you instructions identifying the website where you will be able to access them. This option will remain in effect unless you notify us by mail that you wish to resume receiving paper copies of the proxy materials by mail. If you hold stock through a bank, broker or other holder of record, check the information provided by your bank or broker for instructions on how to elect to view future proxy materials over the internet.

You may be receiving more than one piece of mail including these materials. This can be avoided. We have adopted a procedure approved by the SEC called “householding.” With this procedure, we save money on printing and mailing costs by sending only one set of proxy materials to shareholders who have the same last name and address. Participating shareholders continue to receive separate proxy cards. If you are receiving multiple copies of the proxy materials and wish to participate in householding to avoid receipt of multiple copies each year, please mark the appropriate box on the proxy card.

If you change your mind and wish to receive multiple copies of the proxy materials in the future, you can submit a request to: The Lubrizol Corporation, Investor Relations, 29400 Lakeland Boulevard,

Wickliffe, Ohio 44092. If you hold shares through a bank or broker, you may contact them to state your preference as to whether you receive a single copy or multiple copies of the proxy materials.

PART TWO:  PROPOSALS TO BE VOTED ON AT THE 2010 ANNUAL MEETING

PROPOSAL ONE: ELECTION OF THREE DIRECTORS TO NEW ONE-YEAR TERMS

The board currently has no vacancies, and the number of directors presently is set at ten members.

Until now, Lubrizol has operated with a classified board, with directors normally serving three-year terms. At the 2009 annual meeting, the board recommended, and shareholders approved, an amendment to our corporate regulations to provide for the annual election of all directors, to be phased in over the next three annual meetings. This means that as the current term of a director expires, any election of that director is (and will be) for a one-year term.

At the upcoming meeting, there are three incumbent directors who will stand for election because their term is now expiring. These directors, recommended by the board and its nominating and governance committee for election to a one-year term, are:

Edward P. Campbell
James L. Hambrick
and
Gordon D. Harnett

Mr. Campbell, who is standing for election by shareholders for the first time, was recommended to the committee by Messrs. Harnett and Sweetnam and two former directors, William G. Bares and William P. Madar. Should any of these nominees become unavailable for election, your submitted proxy will be voted for the election of another nominee(s), if any, recommended by the board and its nominating and governance committee.

Vote Required

At the 2009 annual meeting, the board also recommended, and shareholders approved, an amendment to our regulations and to our articles of incorporation to provide for majority voting in uncontested elections of directors. Under this change, in order for a nominee to be elected in an uncontested election, the nominee must receive a greater number of votes cast “for” his or her election than “withheld.” Shareholder abstentions will not count either as “for” or “withheld.” In a contested election, the nominees receiving the greatest number of votes “for” will be elected. An election will be considered contested if, as of the record date, there are more nominees for election than director positions to be filled in that election. As of March 5, 2010, the record date for the annual meeting, we were not aware of any nominees, other than those identified above, proposed for election at the 2010 annual meeting.

Under the board’s Governance Guidelines, in the event that an incumbent director nominee does not receive a majority vote in favor of his or her election, the director promptly must submit an offer to resign. The board will determine whether to accept or reject the resignation offer within 90 days after the election results are certified, and the company promptly will disclose the board’s decision in a press release. If the board decides to reject the offer to resign, the press release will indicate the reasons for that decision.

The Board of Directors recommends a vote FOR each of the nominees.

Biographies of Nominees and Continuing Directors

A Note on Qualifications to Serve

Lubrizol directors bring individual attributes, experiences and perspectives to the board, meet the qualifications for a director as specified in our Governance Guidelines and also share important skills and experiences in common. All of the directors have (1) financial knowledge and business management and international experience; (2) industrial knowledge and background; and (3) board and corporate governance experience. Additionally, each brings to the board an individualized qualification that is relevant to our company, reflected in the biographies set out below.

Nominees for Election for Terms Expiring in April 2011

Edward P. Campbell, 60 Director since Nov. 2009	Current Position

Retired Chairman (February 2010) and President and Chief Executive Officer (January 2010) of Nordson Corporation, the world’s leading producer of precision dispensing equipment to apply adhesives, sealants and coatings to a broad range of consumer and industrial products during manufacturing operations.

Experience
Mr. Campbell held a range of executive officer positions with Nordson for 22 years. Prior to joining Nordson, Mr. Campbell spent 11 years in operating and financial management positions in the petroleum industry.

	Education	M.B.A. - Harvard University B.S., Electrical Engineering - University of Notre Dame
	Public Company Directorships	KeyCorp.; Nordson Corporation (1994 - February 2010); Omnova Solutions, Inc. (1999 - 2009)
	Individual Qualification	Extensive understanding of global manufacturing, notably industrial equipment markets.
James L. Hambrick, 55 Director since 2004	Current Position	Chairman of the Board (since 2005), President (since 2003) and Chief Executive Officer (since 2004) of The Lubrizol Corporation.
Experience
Mr. Hambrick joined Lubrizol as a co-operative education student in 1973. He has held a broad range of managerial positions in operations, marketing, technology, and business development. During the 1990’s, Mr. Hambrick led Lubrizol’s market development activities in the former Soviet Union and in China and was appointed Vice President, Asia-Pacific prior to becoming President. Mr. Hambrick also is on the Board of the American Chemistry Council.

	Education	B.S., Chemical Engineering - Texas A&M University
	Individual Qualification	Specific understanding of Lubrizol’s global operating activities and issues.
Gordon D. Harnett, 67 Director since 1995	Current Position	Retired Chairman and Chief Executive Officer (May 2006) of Brush Engineered Materials Inc., the world’s largest producer of beryllium and beryllium-containing engineered products.
Experience
Prior to joining Brush in 1991, Mr. Harnett held senior executive positions with The BFGoodrich Company and Tremco Inc. He worked for McKinsey & Co. for seven years, including a two-year assignment in Tokyo.

	Education	M.B.A. - Harvard University B.S., Business Administration – Miami University
	Public Company Directorships	PolyOne Corporation; EnPro Industries, Inc.; Acuity Brands, Inc.; Brush Engineered Materials, Inc. (1991 - 2006)
	Individual Qualification	Deep understanding of the management of specialized manufacturing, processing and polymer operations.

Directors Whose Terms of Office Expire in 2011

Robert E. Abernathy, 55 Director since 2006	Current Position

Group President – North Atlantic Consumer Products, Kimberly-Clark Corporation, a global health and hygiene company with consumer products brands including KLEENEX®, HUGGIES® and others. Mr. Abernathy was appointed to this position in 2008 and is responsible for the businesses in North America and Europe as one of Kimberly-Clark’s senior-most leaders.

	Experience	Mr. Abernathy has held senior management positions with Kimberly-Clark for nearly two decades.
	Education	M.S. - Institute of Paper Chemistry B.S., Chemistry - The University of Alabama
	Public Company Directorships	Kimberly-Clark de Mexico, S.A. de C.V.
	Individual Qualification	Global understanding of consumer product markets.
Dominic J. Pileggi, 58 Director since 2005	Current Position	Chairman (since 2006) and Chief Executive Officer (since 2004) of Thomas & Betts Corporation, a leading producer of connectors and components for worldwide electrical markets.
Experience
Mr. Pileggi has held other executive officer positions with Thomas & Betts since 2000. Prior to joining Thomas & Betts, Mr. Pileggi was President of EMS Division of Viasystems, Inc., a provider of electronics manufacturing services.

	Education	B.A., Economics - Rutgers University
	Public Company Directorships	Thomas & Betts Corporation
	Individual Qualification	In addition to broad business management, experience in major acquisitions and integration.
Harriett Tee Taggart, 61 Director since 2007	Current Position

Manages a professional practice, Taggart Associates. She also serves as a trustee on a number of major non-profit boards, advisory committees, and as a member of several endowment investment committees.

Experience
For 23 years, Dr. Taggart followed the chemical industry as an investment manager. Through 2006, Dr. Taggart was a Partner, Senior Vice President, and chemical industry sector portfolio manager at Wellington Management, a global investment company for pension fund, endowment, and mutual fund clients with over $500 billion in assets under management. In the decade prior to joining Wellington, Dr. Taggart held a number of senior manager positions in federal and state-level agencies.

	Education	Ph.D., Planning and Capital Markets - Massachusetts Institute of Technology M.A., Planning - Harvard University B.A., Anthropology - Smith College
	Public Company Directorships	Albemarle Corporation; The Hanover Group
	Individual Qualification	Detailed understanding of global capital markets; drivers of chemical industry investment; and investment community concerns.

Directors Whose Terms of Office Expire in 2012

Forest J. Farmer, Sr., 69 Director since 1997	Current Position	President and Chief Executive Officer of The Farmer Group. He also is Chairman, Chief Executive Officer and President of Trillium Teamologies, a technology and engineering services company.
Experience
Prior to 1994, Mr. Farmer held national management and executive-level positions, respectively, with Chrysler Corporation and Acustar, Inc., an automotive components subsidiary of Chrysler Corporation.

	Education	B.S., Biology and Physical Education - Purdue University
	Public Company Directorships	American Axle & Manufacturing
	Individual Qualification	As a controlling shareholder of his own businesses, brings a special understanding of the shareholder perspective.
Michael J. Graff, 54 Director since Feb. 2009	Current Position

Joined Air Liquide in April 2007 and is a member of Air Liquide Group’s Executive Committee, President and Chief Executive Officer of American Air Liquide Holdings, Inc., President and Chief Executive Officer of Air Liquide USA LLC, Chairman of the Board of Air Liquide Canada and head of Air Liquide’s Industrial Gas operations and businesses in North America, South America, and the Caribbean.

Experience
Mr. Graff has 30 years of experience in the energy, chemicals and polymers industries across the Americas, Asia and Europe. He has served as president and chief executive officer of several global chemical and polymer businesses and began his career with Amoco and BP, plc. His experience includes executive leadership roles and expertise in a variety of fields, including basic and specialty chemicals, polyesters, the marketing and refining of transportation fuels, lube oils, hydrogen, business development, engineering and construction. Mr. Graff serves on the Board of the American Chemistry Council and on the Executive Committee of the Society for Chemical Industries.

Education
M.S., Chemical Engineering - Purdue University
B.S., Chemical Engineering - Illinois Institute of Technology

Mr. Graff studied business at the University of Chicago and completed executive management programs at the Wharton School of the University of Pennsylvania, the University of Cambridge and the Stanford University Law School.

	Individual Qualification	Deep understanding of global chemical company operating issues and risks.

James E. Sweetnam, 57 Director since 2007	Current Position	President and Chief Executive Officer of Dana Holding Corporation, a world leading supplier of axles, drive shafts and structural, sealing and thermal-management products, since July 2009.
Experience
For eight years before joining Dana, Mr. Sweetnam led a major division of Eaton Corporation as a member of Eaton’s Office of the Chief Operating Officer, where his responsibility included oversight of environment, health and safety matters.

	Education	M.B.A. - Harvard University B.S., Applied Science and Engineering - U.S. Military Academy at West Point
	Public Company Directorships	Dana Holding Corporation
	Individual Qualification	Deep understanding of the markets and needs of global original equipment manufacturers (OEMs).
Phillip C. Widman, 55 Director since 2008	Current Position	Senior Vice President and Chief Financial Officer of Terex Corporation, a diversified global manufacturing business, since 2002.
Experience
Prior to joining Terex, Mr. Widman held executive officer positions with Philip Services Corporation, an industrial outsourcing and metal services company. Prior to joining Philip Services, Mr. Widman worked at Asea Brown Boveri Ltd. (ABB) for 11 years in various financial and operational capacities in the transportation, power generation and power distribution businesses and for 12 years with Unisys Corporation in a variety of financial roles.

	Education	M.B.A., Finance - Eastern Michigan University B.B.A., Accounting - University of Michigan
	Public Company Directorships	Sturm, Ruger & Co., Inc.
	Individual Qualification	Substantial chief financial officer experience in global manufacturing businesses.

PROPOSAL TWO:
CONFIRMATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The audit committee appointed Deloitte & Touche LLP, independent registered public accountant, to audit the financial statements of Lubrizol for the year ending December 31, 2010.

Deloitte & Touche LLP has been the company’s independent registered public accountant for many years. A Deloitte & Touche LLP representative will attend the annual meeting, have the opportunity to make a statement and be available to answer questions.

Independent Registered Public Accountant Fees

The following table presents fees for professional audit services provided by Deloitte & Touche LLP for the integrated audit of our annual financial statements for the years ended December 31, 2009 and 2008, the effectiveness of internal control over financial reporting as of December 31, 2009 and 2008, and fees billed for other services by Deloitte & Touche LLP during those periods:

	2009	2008
Audit Fees (1)	$3,177,968	$3,721,181
Audit-Related Fees (2)	44,419	49,614
Tax Fees (3)	225,303	185,042
All Other Fees	-	-

Total	$3,447,690	$3,955,837

______

(1)	Fees for audit services billed for 2009 and 2008 consisted of the audit of the annual financial statements; audit of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002; reviews of the quarterly financial statements; and statutory and regulatory audits.

(2)	Fees for audit-related services billed in 2009 and 2008 consisted of agreed-upon procedure engagements and financial accounting and reporting consultations.

(3)	Fees for tax services billed in 2009 and 2008 consisted of the following compliance and tax planning advice: assistance with tax return compliance in certain foreign jurisdictions; assistance with federal, state and local income tax compliance; assistance with foreign tax audits; and tax consulting, primarily in certain foreign jurisdictions.

In considering the nature of the services provided by Deloitte & Touche LLP, the audit committee determined that these services are compatible with the provision of independent audit services. The audit committee discussed these services with Deloitte & Touche LLP and management to determine that the services are permitted under the applicable rules and regulations concerning auditor independence.

All audit and non-audit services performed by Deloitte & Touche LLP must be pre-approved by the audit committee. The committee adopted a pre-approval policy, which provides that between committee meetings, the chair of the audit committee, after considering the effect of these services on the auditor’s independence, may pre-approve audit and non-audit services up to $25,000 for each engagement, not to exceed $75,000 in the aggregate. All services approved by the chair are reported to the audit committee at its next meeting. All services provided by Deloitte & Touche LLP during 2009 were pre-approved by the audit committee or pursuant to the pre-approval policy.

Vote Required

This proposal will be confirmed upon the affirmative vote of the holders of a majority of the common shares represented at the 2010 annual meeting. The audit committee has the responsibility to appoint the independent registered public accountant. However, the board believes it is good corporate governance to present the audit committee’s selection to shareholders for confirmation. In the event that the selection of Deloitte & Touche LLP is not confirmed by shareholders, the audit committee will take that into consideration in any future decisions.

The Board of Directors recommends a vote FOR this proposal.

PROPOSAL THREE:
APPROVAL OF THE LUBRIZOL CORPORATION 2010 STOCK INCENTIVE PLAN

The board recommends the approval of a new stock incentive plan, to be known as The Lubrizol Corporation 2010 Stock Incentive Plan, to succeed The Lubrizol Corporation 2005 Stock Incentive Plan, which terminates with respect to new grants by its own terms on April 1, 2010. As of February 28, 2010, there were 2,065,977 options, 781,288 performance share units and 14,989 restricted stock units outstanding under the 2005 plan. The remaining 604,958 shares available for grant under the 2005 plan will be canceled upon approval of the 2010 Stock Incentive Plan.

The company has maintained stock incentive plans, without material interruption, for many decades. In recent years the company’s long-term incentive plans have rewarded good performance with performance shares and, to a lesser extent, stock options, rather than cash payouts. The board continues to believe that the use of these stock-based awards motivates strong performance by key employees and closely aligns management with the interest of all other shareholders. With the requirement that all officers maintain ownership of a specified and substantial number of Lubrizol common shares (as an indication of the commitment of each to the company’s well being and to that of all other shareholders), the board believes that a stock incentive plan is necessary and appropriate as a means for officers to achieve their ownership goals. Appreciation in the market price of Lubrizol stock has been substantial in recent years, and the board believes that the ongoing use of performance shares and stock option grants will continue to be a valuable incentive to management and key employees, with corresponding benefits to all shareholders.

The board believes that the corporation’s stock incentive plans have been managed and administered responsibly over the years, as will the new plan, if approved. Lubrizol has never “back dated” a stock option and the plan expressly prohibits the re-pricing of previous awards. All grants or awards will be authorized and directed by non-employee, independent outside directors of the company.

The proposed plan contains provisions that were not contained in earlier plans, including: forfeiture and “claw-back”; in the event of a change in control, the elimination of automatic payment for performance share units and single-trigger vesting for option awards; and the elimination of automatic vesting for option awards upon retirement. All of the terms of the proposed plan are set forth in their entirety in Appendix A. You are urged to read them. Following is a summary of the plan’s material provisions.

Key Provisions	Description
Eligible Participants	All employees as selected by the organization and compensation committee and outside directors
Shares Subject to the Plan	3.0 million
Limit on Full-value Awards	1.5 million for stock, restricted stock, restricted stock units and performance share units
Shares Deducted from the Plan	3:1 for grants of full-value awards after 1.5 million limit; awards settled only in cash are not deducted from the plan
Shares Added Back to the Plan	Shares that are forfeited or terminate without issuance will be available again for grant
Termination Date	April 1, 2015
Limit on Individual Award	500,000 shares annually
Award Types	Stock options, performance share units, restricted stock units and other equity-based awards
Stock Option Terms	Exercise period of up to 10 years; exercise price at least as high as the closing stock price on the grant date; vesting over three years, which may be accelerated by the organization and compensation committee
Performance Goals for Performance-Based Awards Granted to Executive Officers	Revenues, cost reductions, operating, net or adjusted net income, income before taxes, earnings per share (EPS), adjusted EPS, operating margins, working capital, earnings before income taxes and depreciation, return on assets, equity or invested capital, cash flows, market share, shareholder return and/or economic value added
Annual Grant of Restricted Stock Units to Outside Directors	Valued at $75,000 on the date of each annual meeting and a pro rata amount for directors appointed between annual meetings. Stock units have no voting or dividend rights until vested on the earliest of the annual meeting following grant, retirement, death or a change in control
Transferability of Awards	Only upon death
Acceleration of Vesting on Change in Control	Only if employee is terminated without cause or terminates for good reason
Forfeiture and Claw-back	For conduct that disrupts, damages, impairs or interferes with our business or reputation, as determined by the committee
Adjustments	In the event of certain capitalization changes (e.g., a stock split), the committee will adjust equitably the number of shares available and subject to outstanding awards and the option price
Amendment and Termination of the Plan	Board may amend or terminate the plan but cannot, without prior approval of shareholders: increase the number of shares that may be issued; extend the term of the plan or of options granted; or grant options with an exercise price below the fair market value of the Lubrizol common shares on the grant date

In accordance with applicable regulations, below is a summary of the U.S. tax treatment of options.

Non-Qualified (or Non-Statutory) Stock Options
An optionee would have no taxable income and Lubrizol would not be entitled to a tax deduction upon the grant of a non-statutory stock option. Upon the exercise of a non-statutory stock option, Lubrizol is entitled to a tax deduction and the optionee realizes ordinary income in the amount by which the fair market value of the common shares exceeds the option price. The optionee’s basis in the shares is equal to the sum of the option price plus the amount includible in the optionee’s income as compensation upon exercise. On the subsequent sale of the common shares received upon the exercise of a non-statutory stock option, the difference between the fair market value of the common shares on the date of receipt and the amount on the sale will be treated as capital gain or loss, which will be short or long term depending on how long the optionee held the shares prior to the sale.

If a non-qualified option is exercised by tendering previously owned Lubrizol common shares in payment of the option price, a number of new shares equal to the number of previously owned shares tendered will be considered to have been received in a tax-free exchange and the optionee’s basis and holding period for this number of new shares will be equal to the basis and holding period of the previously owned shares exchanged. The optionee will have compensation income equal to the fair market value on the exercise date of the number of new shares received in excess of the number of exchanged shares, the optionee’s basis in the excess will be equal to the amount of the compensation income and the holding period in those shares will begin on the exercise date.

Incentive Stock Options	It has not been the practice of the board to award options of this kind and the board does not contemplate awarding them under this plan. But if they were awarded, an optionee would have no taxable income upon the grant or exercise of an incentive stock option (except that alternative minimum tax may apply) and generally would not realize taxable income until the eventual sale of the share received upon the exercise of the option. Under current tax laws, if the optionee held the shares for at least two years after the grant of the option and one year after the exercise of the option, any gain upon the sale of the shares would be treated as long-term capital gain. In such event, Lubrizol would not be entitled to a tax deduction in connection with the grant or exercise of the option. If the optionee sold the shares prior to two years after grant or one year after exercise (a disqualifying disposition), then the difference between the option price and the fair market value of the shares on the date of exercise (or, in certain cases, the amount realized on sale, if less than the market value on the date of exercise) would be taxable as ordinary income to the optionee and would be deductible by Lubrizol for federal income tax purposes. The excess, if any, of the sale price over the fair market value on the date of exercise would be short-term capital gain to the optionee. The optionee’s basis in the shares acquired upon exercise of an incentive stock option would be equal to the option price paid, plus any amount includible in the optionee’s income as a result of a disqualifying disposition.

Equity Compensation Plan Information

Applicable rules require that we provide the following information concerning the number of securities that may be issued under the company’s current equity compensation plans. This information is presented as of December 31, 2009:

			(c)
			Number of Securities
	(a)	(b)	Remaining Available for
	Number of Securities to	Weighted-Average	Future Issuance under
	be Issued upon Exercise	Exercise Price of	Equity Compensation
	of Outstanding Options,	Outstanding Options,	Plans (excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	reflected in Column (a))
Equity compensation plans
approved by security holders (1)	3,184,955	$37.23	803,258 (3)
Equity compensation plans not
approved by security holders (2)	519,941	N/A	N/A

Total	3,704,896		803,258

______

(1)
The number of securities reported in column (a) includes 1,009,114 shares that may be issued pursuant to performance share unit awards, assuming maximum performance is achieved, under the long-term equity incentive program and 14,989 restricted stock units. The actual number of shares that will be issued pursuant to performance share unit awards will be less if maximum performance is not achieved. The weighted-average exercise price in column (b) does not take these awards into account since there is no exercise price associated with them. For more information on performance share unit awards, see Discussion of Summary Compensation and Plan-Based Awards Tables in Part Four: Other Important Information.

(2)
This row reports information on the various deferred compensation plans maintained by the company. The number of securities reported in column (a) includes 230,697 deferred share units that could be transferred to cash investment accounts at the discretion of the participant and paid in cash. Under the Deferred Stock Compensation Plan for Outside Directors, directors received 500 share units annually until the plan was frozen on January 1, 2004, and these share units are credited with additional share units for quarterly dividends paid on Lubrizol common shares. The share units are paid in Lubrizol common shares after the participant ceases to serve as a director. For a description of the other deferred compensation plans, refer to: the discussion of the Deferred Compensation Plan for Directors that follows the Director Compensation Table in Part Four: Other Important Information; the discussion of the Executive Council Deferred Compensation Plan and the Senior Management Deferred Compensation Plan that follows the Nonqualified Deferred Compensation table in Part Four: Other Important Information; and Note 12 to the Lubrizol consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2009. Column (a) also reports information on the Supplemental Retirement Plan for Donald W. Bogus, who retired on January 2, 2009. Under this plan, 500 share units were credited to an account for the benefit of the former officer on each anniversary of his employment until his retirement and were credited with quarterly dividends paid on Lubrizol common shares.

(3)	The number of securities remaining available is with respect to the 2005 Stock Incentive Plan. There are no voting or dividend rights associated with these securities until they are issued. This plan terminates with respect to new grants by its own terms on April 1, 2010.

Vote Required

Approval of the 2010 plan requires the affirmative vote of the holders of a majority of the common shares represented at the 2010 annual meeting.

The Board of Directors recommends a vote FOR this proposal.
________________________________

PART THREE:  CORPORATE GOVERNANCE

Corporate Governance Documents and Committee Charters

The Board of Directors Governance Guidelines and all the committee charters are located on our website at http://governance.lubrizol.com. Lubrizol’s Ethical and Legal Conduct Guidelines also are located on the site at http://www.lubrizol.com/OurCompany/CorporateResponsibility/EthicalGuidelines.html. Printed copies are available free of charge to any shareholder on request to the corporate secretary at The Lubrizol Corporation, 29400 Lakeland Boulevard, Wickliffe, Ohio 44092.

Director Independence

In accordance with the rules of the New York Stock Exchange (NYSE), the board considered the independence of each director and director nominee on the basis of the independence criteria contained in the NYSE listing standards. In addition to these standards, the board adopted a set of categorical standards to determine director independence, which can be found in the Board of Directors Governance Guidelines. Considering all of these standards, the board determined that each of the following outside directors is independent and has no material relationship with us, except as a director or shareholder: Robert E. Abernathy, Edward P. Campbell, Forest J. Farmer, Sr., Michael J. Graff, Gordon D. Harnett, Dominic J. Pileggi, James E. Sweetnam, Harriett Tee Taggart and Phillip C. Widman. The board also determined that Jerald A. Blumberg and William P. Madar, who retired in April 2009, met the independence standards while they served on the board. Only Mr. Hambrick, by reason of his status as an employee, is not independent.

In making its determinations about the independence of outside directors, the board considered relationships in which Messrs. Abernathy, Graff, Pileggi, Sweetnam and Widman are officers of companies from whom we purchase or to whom we sell products or services in the normal course. The company engaged in the following commercial transactions with these companies during 2009: (1) sales to Kimberly-Clark (Mr. Abernathy’s employer) of approximately $1.2 million; (2) sales to and purchases from Air Liquide (Mr. Graff’s employer) of approximately $50,000 and $5.2 million, respectively; (3) purchases from Thomas & Betts (Mr. Pileggi’s employer) of approximately $16,000; (4) sales to and purchases from Eaton Corporation (Mr. Sweetnam’s former employer) of approximately $89,000 and $33,000, respectively; (5) purchases from a subsidiary of Dana Corporation (Mr. Sweetnam’s employer) of approximately $302,000; and (6) sales to Terex Corporation (Mr. Widman’s employer) of approximately $10,000. In all cases, the amounts of the purchases and sales were far less than the applicable standards for materiality and therefore did not impair the independent status of these directors.

Related Person Transactions

The nominating and governance committee is responsible for reviewing transactions between the company and any related persons, including our officers and directors, or members of their families.

Our Ethical and Legal Conduct Guidelines, applicable to all of our employees and directors, address potential conflicts of interest in detail and the need to diligently avoid them, or even the appearance of them, in our business activities. None of our employees or directors are permitted to make or influence a business decision so that it favors a relative or business entity associated with the employee or director. Compliance with this standard is monitored and enforced every year.

At the beginning of each calendar year, all senior level employees of the company, including each executive officer, is required to complete a detailed questionnaire designed to identify any possible conflicts of interest or related person transactions impacting the company during the preceding year. These responses are collected and individually reviewed by the company’s ethics office, which in turn reviews them with the corporate controller and the director of internal audit. The review conducted in January of this year concluded that no material conflicts of interest existed in company decision making in the preceding year.

Separately, at the end of each calendar year, all directors and officers respond to a questionnaire requiring them to identify any and all Lubrizol-related transactions or arrangements occurring or entered into during the year that involved a spouse, or other relative or entity with which they or any relative is or was associated, for instance as a partner, director, trustee, owner, or otherwise. All of these responses are reviewed by the corporate secretary who directs any possible interaction to the attention of the CEO and the general counsel for action. The review conducted for the period ending December 31, 2009, concluded that no material relationships exist and there were no related person transactions by or involving directors or executive officers of Lubrizol in 2009 that are reportable under the applicable SEC rule.

Also, there were no related person transactions in 2009 between the company and any shareholder who, as of December 31, 2009, held 5% or more of the company’s shares.

Company and Board Leadership

For decades, Lubrizol has operated with a leadership structure in which the CEO also serves as the chairman of the board. This tradition is the product of our corporate culture and history of producing tenured, senior-level employees who are suitable – and most effective – for both positions.

Mr. Hambrick has served as both chairman of the board and as CEO since 2005. Presently, the board believes that this current leadership structure for the company is effective and appropriate for a number of reasons. First, the board believes it relevant that during the time Mr. Hambrick has occupied both positions, the company has achieved record earnings as adjusted every year.

Second, Mr. Hambrick’s diverse 36-year career at the company, which has included managerial assignments worldwide, brings to both roles detailed knowledge of the corporation’s global assets and operating activities. As CEO, this knowledge enables him to direct senior management resources with precision, competence and speed. As chairman of the board, this understanding of the business enables him to engage board oversight and insight where it is most needed and to focus the board’s attention on the issues that most impact the company’s current profitability, long-term strategy and future prosperity. In short, his understanding of the company’s activities is best leveraged in his dual leadership role. The board also considers it noteworthy that Mr. Hambrick presently does not serve on other public company boards.

Third, the company’s governance practices, board committee structure and method for setting meeting agendas, and the active role of an engaged lead independent director, all operate to prevent excessive control by any single director, including Mr. Hambrick. The board’s policies and practices promote candid review and interaction among all directors. For example, the board’s nominating and governance committee is comprised of all of the independent directors; does not include the CEO; regularly meets in executive session without the CEO and whenever director nominations are considered; and is responsible for establishing governance policy and practices. The board’s agendas are not established by Mr. Hambrick, but, rather, by consensus following discussions involving all directors. Mr. Hambrick facilitates the board’s review of issues and strategy; he does not determine or direct its scope or range.

Finally, the ability of board committees and every other director to communicate freely with the chairman is assured by the standing of the lead independent director (which we have had for over 10 years), whose charge includes chairing the executive sessions of the board outside the presence of the CEO; acting as liaison for communications between the chairman and the other directors; providing input concerning the effectiveness of board meetings; and bringing to the chairman’s attention requests of independent directors for agenda content or changes. Dominic J. Pileggi currently serves as the lead director.

The lead director also coordinates and reviews all communications and correspondence directed by shareholders, or their representatives, to the board. You may communicate with the board through the lead director by sending a letter marked “Confidential” and addressed to: Lead Director, The Lubrizol Corporation Board of Directors, c/o Leslie M. Reynolds, corporate secretary, 29400 Lakeland Boulevard, Wickliffe, OH 44092. You also may send an email to the lead director at lead.director@lubrizol.com or send a fax to 440-347-1855. All communications will be forwarded promptly.

Board of Directors Meetings and Committee Information

During 2009, the board held six meetings. All directors are expected to attend all board meetings, all of their committee meetings and the annual meeting of shareholders. All of the directors attended 100% of the board meetings, 100% of their committee meetings and our 2009 annual meeting.

The board has standing committees for audit; organization and compensation; and nominating and governance. In June 2009, the board reconstituted the committees and established the nominating and governance committee, a stand-alone committee to perform the nominating and governance functions for which the organization and compensation committee previously was responsible.

During 2009, the audit committee, nominating and governance committee and organization and compensation committee held six, two and five meetings, respectively. The following table provides the current membership of each committee. Prior to April 27, 2009, all of the independent directors, including Jerald A. Blumberg and William P. Madar who retired in April 2009, were members of the organization and compensation committee. Except as otherwise described, each director served on the committees indicated for all of 2009.

Director	Audit	Nominating and Governance	Organization and Compensation
Robert E. Abernathy	✓	chairman
Edward P. Campbell (1)	✓	✓
Forest J. Farmer, Sr.		✓	✓
Michael J. Graff (1)		✓	✓
Gordon D. Harnett (2)		✓	✓
Dominic J. Pileggi		✓	chairman
James E. Sweetnam (2)	✓	✓
Harriett Tee Taggart	✓	✓
Phillip C. Widman (3)	chairman	✓
______

(1)	Mr. Campbell joined the board and each of the committees indicated for him on November 10, 2009. Mr. Graff joined the board and the organization and compensation committee on February 23, 2009, and the nominating and governance committee on April 27, 2009.

(2)	Mr. Harnett was a member of the audit committee through April 27, 2009, at which time Mr. Sweetnam became a member of the audit committee.

(3)	Mr. Widman became chairman of the audit committee on April 27, 2009, succeeding William P. Madar who then retired as a director.

Audit Committee

Applicable rules require special qualifications for audit committee members. Accordingly, the board has determined that (1) each member of the audit committee is financially literate under the NYSE rules, (2) Phillip C. Widman is an audit committee financial expert, as defined in Item 407(d)(5) of Regulation S-K, and (3) as described above, each member of the audit committee is independent. None of the members sit on more than three audit committees of public companies.

The principal functions of the audit committee are to:
  Appoint the independent registered public accountant; evaluate their performance with management; and review with it matters that affect the financial statements and the results of its reports, quarterly reviews and annual audit.

  Review with the independent registered public accountant and internal auditors the planned scope and results of audits, and pre-approve all audit and non-audit services performed by the independent registered public accountant.

  Review the adequacy and effectiveness of the internal audit function and oversee Lubrizol’s internal control structure.

  Review and address any complaints received by Lubrizol regarding accounting, internal accounting controls or auditing matters.

  Provide oversight of the activities of the chief ethics officer and review procedures for monitoring compliance with Lubrizol’s Ethical and Legal Conduct Guidelines.

  Meet with Lubrizol’s general counsel regarding legal compliance and legal liabilities.

  Discuss risk assessment and risk management policies relating to financial reporting.
The audit committee acts in an oversight capacity, reviewing risk assessment and management policies and practices relating to the company’s financial statements and the efficacy of internal controls over financial reporting. It is not responsible for preparing or assuring the accuracy of Lubrizol’s financial statements or filings, or conducting audits of financial statements.

Audit Committee Report

The audit committee reviews Lubrizol’s financial reporting process on behalf of the board. The committee meets to review quarterly financial statements prior to the public release of earnings for the quarter and reviews the quarterly and annual reports on Forms 10-Q and 10-K. The committee has reviewed and discussed the audited financial statements for 2009 separately with management and Lubrizol’s independent registered public accountant. The discussions with the independent registered public accountant included matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the committee has received the written independence disclosures and the letter from the independent registered public accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the audit committee concerning independence and has discussed with the independent registered public accountant the independent registered public accountant’s independence. Based on the review of the audited financial statements and the discussions described above, the committee recommended to the board that the audited financial statements be included in Lubrizol’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

Phillip C. Widman, Chair	James E. Sweetnam
Robert E. Abernathy	Harriett Tee Taggart
Edward P. Campbell

Nominating and Governance Committee

Each member of the nominating and governance committee is independent under the NYSE listing standards and the board’s additional standards. Prior to the creation of the nominating and governance committee in April 2009, the functions described below were performed by the organization and compensation committee. Agendas for the committee’s meetings are determined by its chair with the assistance of the chairman of the board and the corporate secretary, both of whom attend the committee meetings. However, the committee meets alone to discuss governance and director nomination matters.

The committee’s principal functions are to:
  Determine criteria for the qualification, selection and nomination of new directors and, in consultation with the chairman of the board, and with the assistance of search firms when desired, identify and recruit qualified directors and director nominees.

  Evaluate nominees for board membership who are recommended by shareholders.

  Review the independence of all directors and make recommendations as to whether directors should stand for re-election.

  Administer and execute the board’s policies on director compensation and stock ownership guidelines, retirements and resignations.

  Review and recommend appointment of members to and chairs of the board’s committees in consultation with the chairman of the board.

  Review the company’s governance policies, director independence criteria, compliance with NYSE listing requirements and other applicable governance rules at least annually and recommend changes as appropriate.

  Review, approve, ratify or decline any material transaction between the company and a related person.
Director Nominations

The nominating and governance committee identifies nominees for election as directors through discussions with current directors and other sources. The committee retains the services of a search firm to identify and evaluate potential nominees from time to time. The committee also will consider recommendations from shareholders for persons to be considered as director nominees.

At a minimum, director nominees must possess the highest professional and personal ethics and integrity, a commitment to enhancing shareholder value, and a willingness and ability to devote adequate time and resources to perform the duties of a director. The committee considers the diversity that a nominee will bring to the board, regardless of the source of the recommendation. Diversity in this sense encompasses gender, race, age, the interplay of the candidate’s experience with the experience of the other board members and the skills necessary to satisfy the needs of the board at the time of the vacancy. Other factors considered include independence and judgment. At least annually (as part of its annual self assessment of board performance) the committee evaluates whether the board has the appropriate mix of skills, experience and other diverse characteristics to be effective.

A shareholder wishing to nominate a person for election as a director at an upcoming meeting, must first comply with the advance notice provisions contained in the company’s regulations. Briefly, the advance notice provisions provide that in order to nominate a director candidate, a shareholder must deliver notice to the company’s principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the date of the prior year’s annual meeting. See the section headed “2011 Annual Meeting” near the end of this proxy statement for the dates that will apply for next year’s meeting. For the specific information that must be included in the notice, shareholders should refer to the company’s regulations, which are available on our website at http://governance.lubrizol.com.

The advance notice requirements noted above apply to formal nominations made by shareholders for the election of directors. Any shareholder desiring merely to suggest or recommend a person for the board’s consideration as a director candidate may do so at any time by writing to the corporate secretary at the address listed in the notice of meeting.

Organization and Compensation Committee

This committee is comprised exclusively of independent directors. Its meeting agendas are determined by its chair, in consultation with the vice president for human resources and the chairman of the board. While regular attendees at committee meetings include the CEO, the vice president for human resources, and the corporate secretary, the committee meets alone when it decides most compensation matters, especially those decisions related to the compensation of the CEO and other key officers.

The committee’s principal functions are to:
  Set the compensation of the CEO based on its evaluation of performance against pre-established goals and objectives;

  Review and set the compensation of the other executive officers;

  Oversee assessment of the risk associated with executive compensation practices;

  Review and recommend to the full board candidates for election as corporate officers;

  Review succession plans and candidates for senior management;

  Recommend to the full board the content of executive benefit, incentive compensation and equity-based compensation plans, and any modifications to them;

  Make and approve any awards, grants or actions under all executive compensation plans; and

  Review and approve the Compensation Committee Report and the Compensation Discussion and Analysis set forth in the annual proxy statement.
Setting Executive Compensation

The committee determines compensation for executive officers. The committee has engaged Mercer, a compensation consultant and a wholly owned subsidiary of Marsh & McLennan Companies, Inc. (MMC), to provide advice on the scope, terms and operation of executive compensation, as well as to provide analysis of peer group and market survey information. In addition, the committee considers recommendations made by the CEO and the vice president of human resources, and other members of senior management relating to corporate officers reporting to them.

The committee recognizes the importance of assuring that pay practices are reasonable and tied to performance, and that the committee receive regular and complete information about all aspects of executive compensation. For example, the committee conducts: an annual review of total remuneration practices, including review of all elements of compensation, compensation paid-to-date and a detailed analysis for each of the named executive officers; a formal annual evaluation of the CEO to review performance against targets and goals; and an annual review of succession candidates for each named executive officer and other key executive positions.

In providing executive compensation consulting services to the committee, Mercer interacts with management to gather information, such as compensation and benefits data along with financial projections and other relevant operational data about Lubrizol not otherwise readily available from public sources, and information on the scope of Lubrizol executive positions so that benchmarking is accurate. In addition, management works with Mercer to check factual and data analyses to ensure its accuracy; review draft reports as directed by the committee chair; and establish an annual calendar detailing the schedule of compensation discussions and decisions.

Fees Paid to Mercer

On behalf of the organization and compensation committee, the company paid Mercer approximately $240,000 for consulting and other services with respect to executive compensation for 2009.

Lubrizol management also engaged Mercer to provide other compensation and benefits survey data and services related to compensation for the general employee population for which we paid Mercer approximately $170,000. In addition, the company’s U.K. subsidiary retained a Mercer affiliate, Marsh, a subsidiary of MMC, to provide services unrelated to executive compensation. This subsidiary paid Marsh approximately $550,000, primarily for actuarial, fund management and investment services to our U.K. pension plan.

The other services provided by Mercer and its affiliates typically have not been presented to the committee for approval as the committee does not believe that the nature, scope or amount of these other services negatively affects the executive compensation consulting services that Mercer provides to the organization and compensation committee. The committee determined that the other services provided in 2009 did not affect the objectivity or quality of Mercer’s executive compensation consulting services to the committee. The committee will monitor fees for other services provided by Mercer and its affiliates.

Compensation Committee Report

The organization and compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with Mercer and with management. Based on these reviews and discussions, the committee recommended to the board that the Compensation Discussion and Analysis be included in Lubrizol’s proxy statement.

Dominic J. Pileggi, Chair	Gordon D. Harnett
Forest J. Farmer, Sr.	Michael J. Graff

Compensation Committee Interlocks and Insider Participation

Prior to April 2009, all of the independent directors, including Jerald A. Blumberg and William P. Madar who retired in April 2009, were members of the organization and compensation committee. The current members of the committee are Messrs. Farmer, Graff, Harnett and Pileggi. Each person who served as a member of the organization and compensation committee during 2009 is and was independent under the NYSE rules and the board’s independence criteria. None of the members of the committee during 2009 or as of the date of this proxy statement is or has been an officer or employee of Lubrizol, and no executive officer of Lubrizol served on the compensation committee or board of any company that employs or employed any member of the committee or board.

Board Oversight of Risk Management at Lubrizol

As a specialty chemical company, Lubrizol has been engaged in risk management activities since its founding, with particular attention to financial risks and health, safety and environmental risks. Over the last decade, the company and the board have embraced a broader view of what constitutes necessary and appropriate enterprise risk assessment and management, and the board’s role in its oversight.

The board believes that oversight of risk management is the responsibility of the full board, with support from its committees and senior management. The board’s principal responsibility in this area is to ensure that sufficient resources, with appropriate technical and managerial skills, are provided throughout the company to identify, assess and facilitate processes and practices to address serious risks. We believe that the current leadership structure enhances the board’s ability to fulfill this oversight responsibility, as the chairman and chief executive is able to focus the board’s attention on the key risks facing the company. In 2008, the board approved establishment of a new, officer-led global risk management function, which is tasked with developing and maintaining best practices in enterprise risk management. Throughout the year, the board and its committees engage with the risk management officer to assure that practices and processes are in fact operating to protect the company from undue risk.

The risk management officer also serves as the corporation’s chief ethics officer, in recognition of the reality that compliance with the company’s extensive ethics practices are integral to enterprise risk management and containment. At least semiannually, the audit committee receives a report on global ethics compliance activities and matters.

While the full board has oversight responsibility for risk management, the nominating and governance committee oversees the process for review of risk management activities. The board and its committees regularly meet with other key officers responsible for specific risk areas. The audit committee reviews risk assessment and management policies and practices relating to the company’s financial statements and the effectiveness of internal controls over financial reporting. The audit committee also receives frequent reports from the company’s independent auditors and internal audit group as well as an annual assessment of the company’s financial fraud risk; receives reports of quarterly accruals; and meets at least annually with the company’s general counsel to review legal liability issues and to ensure that the financial statements reflect accurate liability assessments and accruals. The organization and compensation committee includes in its oversight agenda a formal review of the company’s executive compensation practices to assure that these practices do not create or promote inappropriate risk to the company.

Some risks, particularly those relating to normal operating liabilities, the protection against physical loss or damage to the company’s facilities, and the possibility of business interruption resulting from a large loss event, are contained and managed by legal contracts of insurance. The company’s insurance contracts are reviewed, managed and procured by the company’s legal division to optimize their completeness and efficacy, and the general counsel advises the board on matters relating to insurance as appropriate.

Compensation Practices at Lubrizol and Risk Management Procedures

Recently, the investment community has expressed concern over compensation policies and practices that, by their nature, design, or implementation, encourage employees to take, or reward employees for taking, excessive risks. Using our corporate risk management assessment tools, we reviewed and evaluated the incentive compensation plans that cover all employees. On the basis of that review, we do not believe that our compensation plans pose risks that are reasonably likely to have a material adverse effect on the company. Lubrizol’s incentive compensation plans are based on corporate and business unit performance, measured by a range of objective and subjective criteria, and not solely on individual performance. And none of the company’s compensation or sales incentive plans are “unlimited” in the financial gains achievable, but are instead subject to fixed caps that are not excessive. They do not encourage or reward unreasonable behavior in return for unlimited compensation. Beginning this year, incentive plan awards will be subject to a forfeiture and claw-back provision permitting the company to recoup economic gains for a participant who engages in conduct that the organization and compensation committee determines to be not in good faith or that otherwise impairs or interferes with the business or reputation of the company.

PART FOUR:  OTHER IMPORTANT INFORMATION

DIRECTOR COMPENSATION

During 2009, compensation paid to our outside directors consisted of the following annual cash retainers: $60,000 for service on the board; an additional $21,000 for the chair of the organization and compensation committee, who also served as the lead director; an additional $13,500 for the chair of the audit committee; and an additional $7,500 for each member of a committee, other than the chair of the audit or organization and compensation committees. In addition, all outside directors receive an annual grant of restricted stock units equal in value to $75,000 on the date of the annual meeting of shareholders or a pro rata amount if appointed between annual meetings. No meeting fees are paid. With the formation of the nominating and governance committee in June 2009, the retainer for the chair of the organization and compensation committee was reduced to $13,500.

Director Compensation Table

The following table shows the compensation paid to each outside director for service during 2009.

	Fees Earned or	Stock	All Other
	Paid in Cash	Awards	Compensation
Name	($)	($)(3)	($)(4)	Total ($)
Robert E. Abernathy	$74,500	$74,984	$5,000	$154,484
Jerald A. Blumberg (1)	22,500	-	-	22,500
Edward P. Campbell (1)	12,500	31,184	-	43,684
Forest J. Farmer, Sr.	72,500	74,984	-	147,484
Michael J. Graff (1)	67,500	87,481	5,000	159,981
Gordon D. Harnett (2)	75,000	74,984	5,000	154,984
William P. Madar (1)	27,000	-	5,000	32,000
Dominic J. Pileggi	81,000	74,984	2,000	157,984
James E. Sweetnam	72,500	74,984	5,000	152,484
Harriett Tee Taggart	75,000	74,984	5,000	154,984
Phillip C. Widman	79,000	74,984	-	153,984
______

(1)	Messrs. Blumberg and Madar retired from the board effective April 27, 2009; Mr. Campbell was appointed to the board on November 10, 2009; and Mr. Graff was appointed to the board on February 23, 2009.

(2)
We have not granted stock options to outside directors since March 2004. Mr. Harnett is the only director who has outstanding options. He has remaining an option to purchase 12,500 shares of Lubrizol stock.

(3)
The amounts reported in this column represent the aggregate grant date fair value of restricted stock units granted to the outside directors under the 2005 Stock Incentive Plan as follows: on April 27, 2009, each outside director then serving received a grant of 1,820 restricted stock units, with a fair market value per share of $41.20; and on the date of their appointment to the board, Messrs. Graff and Campbell received a pro rata grant of 450 and 429 restricted stock units, respectively, with a fair market value per share of $27.77 and $72.69, respectively. Each of these restricted stock units was outstanding on December 31, 2009, and vest in full on April 27, 2010, except that the 450 restricted stock units granted to Mr. Graff vested on April 27, 2009. No dividends are credited on restricted stock units. The assumptions used to determine the valuation of the amounts reported in this column are disclosed in Note 13 to the Lubrizol consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2009, for the applicable year.

(4)
The amounts reported in this column reflect matching gifts to qualifying educational institutions and other charitable organizations under The Lubrizol Foundation’s Matching Gift Program, which is open to all Lubrizol employees and directors. The aggregate maximum amount of matching gifts is $5,000 per year.

Director Share Ownership Guidelines

We have share ownership guidelines that require each outside director to own at least 5,200 Lubrizol common shares. For this purpose, shares owned by the director and/or the director’s spouse and deferred share units credited to the account of a director under the directors’ deferred compensation plans are counted. New directors have five years to reach this target. All the directors who have been elected for at least five years have met the ownership guidelines.

Deferred Compensation Plan for Directors

Outside directors may participate in the Deferred Compensation Plan for Directors, through which they may elect to defer up to 100% of their annual retainer fee and vested restricted stock units and have these amounts credited to various cash investment accounts and/or a share unit account until distributed in accordance with the plan. Each account is credited with the returns of the investment options selected by the plan participants, which include the investment options that are available in our qualified Employees’ Profit Sharing and Savings Plan. The number of share units credited to the share unit account is based on the closing price of Lubrizol common shares on the day the share units are credited to the account and includes additional share units credited for quarterly dividends paid on the Lubrizol common shares. Prior to the year of deferral, directors may elect payment of their accounts at a specified date, or between six and 12 months after separation from service. They may elect to receive payment in the form of a single lump sum payment, periodic payments over a period of up to 20 years or a lump sum followed by periodic payments over a period of up to 20 years.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND LARGE BENEFICIAL OWNERS

The following table lists the number of Lubrizol common shares beneficially owned as of the close of business on January 29, 2010, by our directors, each of the named executive officers and directors and executive officers as a group. In general, common shares that are “beneficially owned” includes common shares that the owner has the power to vote or transfer, and options that are exercisable currently or that become exercisable within 60 days. Except as otherwise noted, each person has sole voting and investment power for all the shares shown opposite his or her name. With the exception of Mr. Hambrick, who owns 1.35% of the outstanding common shares of Lubrizol, no other person listed in the table owns more than 1% of the outstanding common shares. All directors and executive officers as a group own approximately 2.40% of the outstanding common shares of Lubrizol.

	Amount and Nature of Beneficial Ownership
Name	Common Shares (1)	Exercisable Options	Total
Directors
Robert E. Abernathy	5,059	-	5,059
Edward P. Campbell	1,250	-	1,250
Forest J. Farmer, Sr.	14,977	-	14,977
Michael J. Graff	450	-	450
Gordon D. Harnett	27,732	12,500	40,232
Dominic J. Pileggi	6,722	-	6,722
James E. Sweetnam	2,464	-	2,464
Harriett Tee Taggart	2,464	-	2,464
Phillip C. Widman	3,939	-	3,939
Named Executive Officers
James L. Hambrick	292,673	651,725	944,398
Charles P. Cooley	38,903	137,675	176,578
Stephen F. Kirk	91,028	62,550	153,578
Joseph W. Bauer	32,227	58,550	90,777
Daniel L. Sheets	12,940	6,850	19,790
Mark W. Meister	1,986	13,200	15,186
All Directors and Executive Officers as a Group
(26 persons)	624,397	1,055,800	1,680,197
______

(1)
This column includes the following number of shares for which the beneficial owner has shared voting and investment power: Dr. Taggart, 2,464; Mr. Widman, 3,939; Mr. Hambrick, 114; Mr. Kirk, 12,944; Mr. Bauer, 1,600; and all other executive officers in the group, 5,338. This column also includes the following number of share units, which will be settled in common shares, credited to the account of the beneficial owner under the various deferred compensation plans described in this proxy statement: Mr. Abernathy, 4,059; Mr. Farmer, 13,388; Mr. Harnett, 27,532; Mr. Pileggi, 5,722; Mr. Hambrick, 258,584; Mr. Cooley, 16,775; Mr. Kirk, 50,558; Mr. Bauer, 17,519; Mr. Sheets, 28; Mr. Meister, 1,948; and all other executive officers in the group, 59,126.

Five Percent Beneficial Owners

The following table lists each person we know to be an owner of more than 5% of Lubrizol common shares as of December 31, 2009.

	Amount and
	Nature of
	Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership	Class
BlackRock, Inc., 40 East 52nd Street, New York, NY 10022	8,312,932 (1)	12.18%
State Street Corporation, State Street Financial Center, One Lincoln Street, Boston, MA 02111	3,658,055 (2)	5.4%
______

(1)	BlackRock, Inc. reported its ownership on a Schedule 13G filed with the SEC on January 7, 2010, and indicated that it has sole voting and dispositive power with respect to all of these shares.

(2)
State Street Corporation reported its ownership on a Schedule 13G filed with the SEC on February 12, 2010, and indicated that it has shared voting and dispositive power with respect to all of these shares.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The organization and compensation committee, which is comprised of four independent directors, determines the compensation structure for our executive officers; sets corporate goals and objectives with respect to executive compensation; evaluates performance against those goals and objectives; and determines the appropriate level and structure of executive compensation based on its evaluation. In carrying out these duties, the committee considers, among other things, analyses and recommendations from its executive compensation consultant.

The core objectives of our executive compensation program are to ensure a fair and competitive level of compensation; maximize total shareholder return by emphasizing both the short- and long-term performance of the business; provide incentives to achieve objective measures of financial performance and objective and subjective measures of operational performance; and require the named executive officers to maintain significant ownership of our common shares so they have a common interest with our shareholders. Our executive compensation program consists of base salary, annual cash incentive pay, long-term equity incentive pay, retirement plans, limited perquisites and other benefits. After reviewing peer group benchmark information provided by Mercer, we accomplish these objectives by offering the named executive officers a combination of fixed and variable pay, short- and long-term incentives, and cash and equity compensation. The committee targets base salary and annual and long-term incentive compensation payment opportunities to be at the 50th percentile for persons having similar jobs because the committee believes that this compensation level is fair and competitive.

Factors Influencing Executive Compensation in 2009. The committee’s determination of appropriate levels of compensation for the executive officers was influenced primarily by peer group benchmark data as well as the severe global recession. At the beginning of the year, the company expected a significant decline in company performance and instituted aggressive cost reduction measures. Accordingly, the committee did not make any base salary adjustments during 2009 for the named executive officers (with one exception explained below) and the targets for annual and long-term incentive compensation were established consistent with the company’s earnings expectations at that time, which were lower than earnings as adjusted for 2008. In addition, to encourage executives to focus on the achievement of long-term company performance goals, the committee reallocated the dollar-based award opportunity under the long-term incentive compensation program to be two-thirds in the form of performance share units and one-third in the form of stock options rather than a 50/50 split. As the year progressed, through the efforts of senior management and the company’s employees to manage margins and effect cost reduction actions, the company achieved record earnings as adjusted for 2009, which affected compensation awarded for 2009 as described below.

Base Salary and Discretionary Performance Bonus. After reviewing the target levels of compensation and for the reasons outlined above, the committee did not adjust base salaries for 2009 for the named executive officers, except for Mr. Sheets, corporate vice president and president of Lubrizol Additives segment, as described below. In light of the company’s outstanding performance, the committee awarded discretionary performance bonuses for each of the named executive officers. Similarly, the CEO approved discretionary performance bonuses for all participants in the company’s global incentive plans for 2009 in recognition of their contributions to the company’s success.

Incentive Compensation. One of the committee’s key objectives is to reward named executive officers for achieving annual and long-term performance objectives. A significant part of an executive’s pay from year to year is dependent upon achieving these corporate and segment performance goals. The committee sets goals that are tied to both annual and long-term performance to encourage steady earnings growth. The Annual Incentive Pay Plan (AIP) is used to reward named executive officers for achieving specific annual performance objectives that are of particular importance to our success during the fiscal year. The long-term equity incentive compensation program uses the combination of stock options and performance share units (payable in Lubrizol common shares) to encourage named executive officers to focus their attention on achieving steady growth in corporate earnings and long-term share price appreciation. These awards are intended to align executives’ interests with those of our shareholders and to assist executives in meeting their equity ownership requirements. Beginning in 2009, in the interest of increasing the amount of compensation tied to the achievement of company long-term performance goals, the committee reallocated the award opportunity of the dollar-based awards under the long-term incentive compensation program to be two-thirds in the form of performance share units and one-third in the form of stock options.

Changes in Compensation Practices. As part of its ongoing review of our executive compensation program and good corporate governance practices, the committee has implemented several additional changes to our executive compensation program, including:
  The elimination starting in 2010 of all tax gross-ups in connection with the limited perquisites provided to the named executive officers;

  With respect to any new or materially modified change in control agreements:
  the elimination of tax gross-ups on termination pay; and

  the elimination of a termination payment trigger in the event that the officer leaves within 90 days after the one-year anniversary of a change in control.
  Adoption (subject to shareholder approval) of the 2010 Stock Incentive Plan, which includes:
  a claw-back provision permitting the company to recoup economic gains for a participant who engages in conduct that the committee determines to be not in good faith or that otherwise impairs or interferes with the business or reputation of the company, including conduct that leads to a restatement of the company’s financial statements;

  in the event of a change in control, the elimination of automatic payment for performance share units and automatic vesting for option awards; and

  the elimination of automatic vesting for option awards upon retirement.
  A formal annual review of management’s compensation risk assessment, starting this year.
After consideration of the peer group data, the committee believes that the total compensation for each named executive officer (and, in the case of termination and change-in-control scenarios, the potential payout) is reasonable and not excessive.

More detailed information about our compensation programs follows:

Setting Executive Compensation

The committee determines compensation for executive officers. The committee has engaged Mercer, a compensation consultant, to provide advice on the scope, terms and operation of executive compensation, as well as to provide analysis of peer group and market survey information. In addition, the committee considers recommendations made by the CEO, the vice president of human resources and other members of senior management relating to corporate officers reporting to them.

For purposes of compensating the executive officers, the committee may consider:
  peer and non-peer group survey information regarding base salary and annual and long-term incentive pay;

  the company’s financial performance and business segment performance;

  annual performance of the named executive officers;

  internal pay comparisons among the named executive officers; and

  an annual review of all components of executive officer compensation, including base salary, annual and long-term incentive pay, stock option grants, the dollar value to the executive and the cost to Lubrizol of all perquisites and other personal benefits, the earnings and accumulated payment obligations under Lubrizol’s non-qualified deferred compensation plans, the actual projected payment obligations under Lubrizol’s excess and supplemental retirement plans and the actual projected payment obligations under various termination and change-in-control scenarios.
The committee’s compensation decisions may reflect factors and considerations other than those described above, and the committee has the discretion to make changes to the compensation program.

There were no material differences in the application of our compensation policies among our named executive officers. Compensation paid to the named executive officers is a function of an individual’s position, scope and responsibility, based on a review of peer group information. For example, the CEO has greater responsibility for company results than any of the other named executive officers and his compensation reflects that responsibility.

Services Provided by Mercer. The compensation consultant annually provides to the committee:
  a comprehensive report detailing Lubrizol’s performance relative to its peer group with respect to earnings per share from continuing operations as adjusted for restructuring and impairment charges, earnings before interest, taxes, depreciation and amortization (EBITDA), return on average assets, return on average equity and total shareholder return (TSR);

  a comparison of the actual base, annual and long-term incentive payments and incentive award grants for the named executive officers to those of the company’s peer group and to comparable professional positions in other industries;

  information related to relevant trends in executive compensation practices and other special studies the committee may request from time to time, including a review of the compensation discussion and analysis in the proxy statement; and

  advice regarding the company’s appropriate peer group and changes within that peer group.
Peer Group. The committee adopted the group of public chemical companies from the Fortune 1000 index as the company’s peer group for the purposes of benchmarking compensation practices and levels and to assess the company’s relative financial performance. The committee believes that the mix of companies in the peer group provides the appropriate model for comparative purposes given the company’s unique portfolio of product lines and that the size of the group results in less year-to-year volatility in the benchmark.

The public companies contained in the peer group as of January 1, 2010, were:

• A. Schulman	• Ecolab	• PPG Industries
• Air Products and Chemicals	• Ferro Corporation	• Praxair
• Albemarle	• FMC	• Rockwood Holdings
• Ashland	• Georgia Gulf	• RPM International
• Avery Dennison	• Huntsman	• Scotts Miracle-Gro
• Cabot Corporation	• International Flavors and Fragrances	• Sherwin-Williams
• Celanese	• Monsanto Company	• Sigma-Aldrich Corporation
• CF Industries Holdings	• Mosaic	• Solutia
• Chemtura	• Nalco Holding	• Terra Industries
• Cytec Industries	• Olin	• Valspar
• Dow Chemical	• OM Group	• W. R. Grace
• DuPont	• PolyOne	• Westlake Chemical
• Eastman Chemical

The committee changes the peer group as the public chemical companies listed in the Fortune 1000 index change and/or as our business portfolio changes.

Base Salary and Discretionary Performance Bonus

Current base salaries and discretionary performance bonus payments for each of the named executive officers are set forth in the table below. Except for Mr. Sheets, who received a salary adjustment in October 2009 to reflect his increased level of responsibility for leading the Lubrizol Additives segment, and to align better his base salary with that of his peers, the committee did not adjust base salaries in 2009 for the named executive officers. In light of the company’s record earnings performance in 2009, the committee awarded a discretionary performance bonus for each of the named executive officers. In addition, the committee approved for Mr. Sheets a one-time discretionary bonus of $50,000 at the end of 2009 due to the strong financial performance of the Lubrizol Additives segment, which accounted for approximately 82% of 2009 segment operating income.

Name	Current Base Salary	Discretionary Performance Bonus (1)
James L. Hambrick	$951,000	$225,863
Charles P. Cooley	463,063	76,984
Stephen F. Kirk	441,456	73,392
Joseph W. Bauer	345,592	49,247
Daniel L. Sheets	300,000	80,938
Mark W. Meister	339,075	30,199
______

(1)	The amounts listed in this column are reflected in the “Bonus” column of the Summary Compensation Table, except that for Mr. Meister (who retired on September 30, 2009), the amount is included in the “All Other Compensation” column.

Annual Incentive Pay Plan

2009 Individual Award Targets. Target awards are expressed as a percentage of base salary and in 2009 ranged from 50% to 100% of base salary for the named executive officers as shown in the table below. At the beginning of 2009, the committee granted AIP target awards to the named executive officers based on a balanced scorecard that used a combination of financial and operating performance objectives. The committee set minimum threshold, target and maximum levels of performance for each of the objective performance measures, and possible payouts ranged from 50% (minimum threshold) to 200% (maximum), with 100% of the target award being paid at target performance. The dollar value of the minimum threshold, target and maximum performance levels of the 2009 AIP grant are shown in the table below.

		Target Award
	Current	as % of	Threshold	Target	Maximum
Name	Base Salary	Base Salary	(50% of Target)	Award Value	(200% of Target)
James L. Hambrick	$951,000	100%	$475,500	$951,000	$1,902,000
Charles P. Cooley	463,063	70%	162,072	324,144	648,288
Stephen F. Kirk	441,456	70%	154,510	309,019	618,038
Joseph W. Bauer	345,592	60%	103,678	207,355	414,710
Daniel L. Sheets	300,000	50%	75,000	150,000	300,000
Mark W. Meister (1)	339,075	50%	84,769	169,538	339,075
______

(1)	Mr. Meister’s listed salary is reported as of September 30, 2009.

Performance Objectives and Criteria. For 2009, the committee set consolidated and business segment balanced scorecards that are based on various financial metrics and objective and subjective growth objectives. The AIP award opportunity for Messrs. Hambrick, Cooley, Kirk, Bauer and Meister was based on the consolidated balanced scorecard. The AIP award opportunity for Mr. Sheets was based 50% on the consolidated balanced scorecard and 50% on the Lubrizol Additives segment balanced scorecard. The composition of these metrics is as follows and is further described below.

In developing the performance measures and weightings, the committee determined that internal measurements of performance that are not calculated in accordance with U.S. generally accepted accounting principles (Non-GAAP measures) are valuable in determining performance of Lubrizol and its segments. Accordingly, the measures of adjusted earnings per share (Adjusted EPS), return on invested capital (ROIC), segment adjusted unit operating income (Adjusted UOI) and return on gross investment (ROGI) are used for the calculation of incentive compensation because Lubrizol and the committee believe that these Non-GAAP measures and the ratios derived from Non-GAAP measures are a good indicator of Lubrizol’s achievement of its business objectives and a significant driver of stock price performance.

The table below and the discussion that follows illustrate threshold, target and maximum payment opportunities as well as 2009 actual results for each of the performance metrics described above.

	Threshold	Target	Maximum	2009
	Payment	Payment	Payment	Actual
Performance Measure	Opportunity	Opportunity	Opportunity	Performance
Adjusted EPS	$ 2.85	$ 3.60 - $ 4.00	$ 4.75	$ 7.55
ROIC	10.4%	12.1% - 13.0%	14.6%	22.4%
Lubrizol Additives Adjusted UOI (in millions)	$ 373	$ 434 - $ 466	$ 527	$ 788
Lubrizol Additives ROGI	11.1%	12.5% - 13.2%	14.6%	20.9%

Adjusted EPS. Adjusted EPS was the primary performance measure for the consolidated balanced scorecard, accounting for 50% of the award opportunity. No payment under the AIP is awarded unless the minimum threshold is met for Adjusted EPS performance. Adjusted EPS is earnings per share calculated in accordance with U.S. generally accepted accounting principles adjusted for special or unusual items that the committee believes should not impact the annual incentive. These adjustments include charges related to actions that benefit Lubrizol’s long-term performance, such as restructuring, facility closures, divestitures, and acquisition transaction and integration costs. Adjustments also include the effects of changes in accounting standards that occur after the committee establishes the performance targets, as well as certain asset and goodwill impairments.

In 2009, the adjustments totaled $0.29 per share and primarily consisted of restructuring and impairment charges related to severance and benefits associated with organizational restructuring decisions, which increased operating efficiencies; long-lived asset impairment charges primarily related to the write-off of preliminary process engineering design work associated with our plans to build a lubricant additives plant in China; long-lived asset impairment and severance and benefit charges related to our decision to cease manufacturing at two U.S. facilities within the performance coatings and engineered polymers product lines of the Lubrizol Advanced Materials segment; and the closing of a Lubrizol Additives blending, packaging and warehouse site in Ontario, Canada that was announced in 2008. The committee selected Adjusted EPS as the primary objective performance measure because it believes that the consistent achievement of EPS growth targets is an important factor in the creation of shareholder value.

Target Adjusted EPS in the 2009 AIP was established as a range between $3.60 and $4.00, compared with 2008 Adjusted EPS of $4.09. The committee believed that setting the target as a range, as opposed to a single number, was appropriate given the difficulty projecting performance in light of the severe global recession. The committee believed that range level was sufficiently challenging given the significant decline in revenues and earnings that the company experienced in the late fourth quarter of 2008 and first quarter of 2009 and the company’s outlook for the remainder of 2009.

ROIC. ROIC was 20% of the consolidated scorecard’s weighting and is calculated as after-tax operating income, adjusted on the same basis as Adjusted EPS (but also excluding interest), divided by Average Invested Capital. Average Invested Capital is calculated as the average of debt plus shareholders’ equity less Excess Cash for the most recent five quarter ends. Excess Cash is defined as the cash balance in excess of 2% of annual revenues. The committee selected ROIC as a performance measure because it encourages management to achieve appropriate returns on investments in the business. The committee believes target ROIC is equivalent to target Adjusted EPS in terms of its difficulty to achieve.

Adjusted UOI. Segment adjusted unit operating income before interest and taxes (Adjusted UOI) was 50% of the weighting for the Lubrizol Additives balanced scorecard, and consisted of unit operating income adjusted on the same basis as Adjusted EPS. The committee gave Adjusted UOI a 50% weighting at the segment level because it is a measure of segment earnings performance, which is important to making reinvestments in assets and technology, repaying Lubrizol’s indebtedness and distributing cash to shareholders. The committee selected Adjusted UOI as the primary performance measure for the operating segments because it believes that the steady achievement of earnings growth targets is an important factor in the creation of shareholder value.

Target Adjusted UOI for the Lubrizol Additives segment in the 2009 AIP was established as a range between $434 million and $466 million, compared with 2008 Adjusted UOI of $434 million. The committee believed that setting the target as a range, as opposed to a single number, was appropriate given the difficulty projecting performance in light of the severe global recession. The committee believed that range level was sufficiently challenging given the significant decline in revenues and earnings that the segment experienced in the late fourth quarter of 2008 and first quarter of 2009 and the company’s outlook for the remainder of 2009.

ROGI. ROGI accounted for 20% of the Lubrizol Additives balanced scorecard weighting and is calculated as after-tax adjusted unit operating income before interest and depreciation and amortization divided by average segment gross investment. Segment gross investment consists of gross property, plant and equipment, working capital, intangible assets and goodwill. Average segment gross investment is calculated as the average segment gross investment for the most recent five quarter ends. The committee selected ROGI as a performance measure because it encourages segment management to achieve appropriate returns on investments in the businesses. The committee believes target ROGI for the Lubrizol Additives segment is equivalent to target Adjusted UOI in terms of its difficulty to achieve.

Other Growth Objectives. Other growth objectives accounted for 30% of each of the consolidated balanced scorecard and the Lubrizol Additives balanced scorecard. These objectives were tied to a number of objective and subjective growth objectives related to acquisitions, organic growth and organizational development, none of which individually was material to the outcome of the scorecard.

AIP Payouts. The actual performance achieved in 2009 and cash payouts made in 2010 based on consolidated and segment results are shown below:

		Target
		Award as
	Current	% of Base	Target	Actual	Payment
Name	Base Salary	Salary	Award Value	Performance %	Amount (1)
James L. Hambrick	$951,000	100%	$951,000	176.250%	$1,676,138
Charles P. Cooley	463,063	70%	324,144	176.250%	571,304
Stephen F. Kirk	441,456	70%	309,019	176.250%	544,646
Joseph W. Bauer	345,592	60%	207,355	176.250%	365,464
Daniel L. Sheets	300,000	50%	150,000	179.375%	269,063
Mark W. Meister	339,075	50%	169,538	176.250%	224,107
______

(1)	These payments are reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table, except that for Mr. Meister, the payment is included in the “All Other Compensation” column. The amount listed for Mr. Meister represents a pro rata payment, which the committee authorized in recognition of Mr. Meister’s contributions to the company during his 20 years of employment.

Long-Term Equity Incentive Compensation

General. Long-term equity incentive awards provide the named executive officers with the opportunity for a specific level of long-term compensation on an annual basis without regard to previous payments or grants. The committee annually determines dollar-based award opportunities, and the value of these awards are denominated two-thirds in performance share units (using the closing price of Lubrizol common shares on the date of grant) and one-third in stock options (using the Black-Scholes value on the date of grant). Share units vest after three years if specific performance objectives are met. Stock options also vest over a three-year period, with 50% vesting one year after grant, 75% vesting two years after grant, and 100% vesting three years after grant.

2009 Stock Option and Performance Share Units. The committee granted the 2009 stock options and the 2009-2011 performance share unit awards at its February 2009 committee meeting, which occurred more than a week after earnings for 2008 were released. The target award percentage (as a percentage of base salary) and the grant date fair value at target of the long-term equity incentive award for each of the named executive officers were:

	Grant Date	Target	Grant Date Fair
Name	Base Salary	Award %	Value at Target
James L. Hambrick	$951,000	325%	$3,090,750
Charles P. Cooley	463,063	160%	740,900
Stephen F. Kirk	441,456	160%	706,330
Joseph W. Bauer	345,592	125%	431,990
Daniel L. Sheets	276,136	75%	207,102
Mark W. Meister (1)	339,075	100%	339,075
______

(1)	Upon Mr. Meister’s retirement on September 30, 2009, the committee accelerated the vesting of his outstanding stock options, and Mr. Meister became vested in a pro rata portion of his outstanding performance share unit awards.

Performance share units are earned based on achieving specified long-term financial performance objectives. The performance measures can be based on both corporate and segment performance objectives or solely on corporate performance objectives. For more information regarding the awards granted and for information on the stock incentive plan, see the Grants of Plan-Based Awards table and Discussion of Summary Compensation and Plan-Based Awards Tables, respectively.

Performance Objective and Criteria for 2009 Grant. For the 2009-2011 performance period, the three-year cumulative Adjusted EPS required for target performance share payment is $10.31, which is approximately 26% lower than the three-year cumulative Adjusted EPS target established for the 2008-2010 performance period, and is approximately equal to the three-year cumulative Adjusted EPS target established for the 2007-2009 performance period. Minimum threshold payment (25%) and maximum payment (200%) correspond to $9.20 (minus 11% performance relative to target) and $11.40 (plus 11% performance relative to target), respectively. The committee believed that the target was sufficiently challenging given its view that the global economic factors that drove the significant decline in the company’s revenues and earnings in the late fourth quarter of 2008 and first quarter of 2009 would persist for at least the next three years. At the time of each grant, the committee sets the minimum threshold, target and maximum achievement levels based on factors that include historical and projected performance.

Performance Objective and Criteria for 2010 Grant. In light of the company’s record earnings performance in 2009, the committee set three-year cumulative earnings growth levels for threshold, target and maximum performance for the 2010-2012 performance period that reflect improvements over 2009 results, which the committee believes will be challenging given the degree to which profitability has improved in recent years. The target award percentages for the named executive officers (other than Mr. Meister who retired) for this period remain the same as they were for the 2009-2011 performance period as described above.

2007-2009 Performance Share Payout. For the 2007-2009 performance share unit grant, a three-year cumulative Adjusted EPS target of $10.45 was set under which performance share units would vest and be paid if met. The minimum threshold (25%) level of performance was set at $9.74 and the maximum (200%) level was set at $12.34. All participants’ awards were based on this metric. Actual 2007-2009 Adjusted EPS was $15.70. The committee believes that the targets were sufficiently challenging given the degree to which they exceeded the average long-term growth rates of the markets that we serve. In February 2010, the committee authorized performance share payments for the 2007-2009 performance period as follows:

	Target Performance
	Shares at Time of	Performance
Name	Grant	% Achieved	Shares Paid
James L. Hambrick	28,440	200%	56,880
Charles P. Cooley	6,920	200%	13,840
Stephen F. Kirk	6,000	200%	12,000
Joseph W. Bauer	3,710	200%	7,420
Daniel L. Sheets	1,260	200%	2,520
Mark W. Meister (1)	3,660	200%	6,710
______

(1)	Pursuant to the terms of the performance share unit award, Mr. Meister received a pro rata payment, based on the number of months he was employed prior to his retirement on September 30, 2009, during the performance period.

Officer Share Ownership Guidelines

The committee has established ownership guidelines to further align the interests of the named executive officers with those of shareholders. Our guidelines require the named executive officers to hold Lubrizol common shares having a value between two and five times their base salary, depending on their position. New officers have five years to reach this target. Once the officer has met his/ her ownership guidelines, he/she is not required to hold additional shares. Shares counted for this purpose include shares owned by the named executive officer and/or his spouse, share units that are payable only in shares under the deferred compensation plans and shares held in the Employees’ Profit Sharing and Savings Plan. The ownership guideline for each named executive officer, other than Mr. Meister, who retired on September 30, 2009, as a multiple of base salary, is: Mr. Hambrick – five; Mr. Cooley – three; Mr. Kirk – three; Mr. Bauer – two; and Mr. Sheets – two. Each of the named executive officers has met his ownership guidelines.

Retirement Plans

Except as described below, the qualified and nonqualified retirement plans provided to the named executive officers are those that are offered to all qualifying U.S. non-union employees including the Lubrizol Corporation Pension Plan, Employees’ Profit Sharing and Savings Plan, Excess Defined

Benefit Plan and Excess Defined Contribution Plan. These plans are designed to work together with social security benefits to provide employees with 30 years of service with retirement income that is approximately 70% of final pay at retirement. The retirement plan benefits along with Social Security benefits for our employees generally, as a percentage of pay at retirement, exceed those benefits for our named executive officers. To partially narrow this difference, we have the Officers’ Supplemental Retirement Plan, in which Mr. Hambrick, Mr. Cooley and Mr. Kirk currently participate. Mr. Hambrick, as CEO, and Mr. Kirk, as chief operating officer, automatically are participants, and Mr. Cooley was added to the plan consistent with the plan’s provisions and the company’s past practice. The purpose of this plan is to work together with the other retirement plans and Social Security benefits to provide participants with retirement income after 30 years of service that is approximately 60% of final average pay (defined as the average of the three consecutive highest years of pay out of the last 10 years).

See the discussion following the Pension Benefits table for a description of each of the Pension Plan, the Excess Defined Benefit Plan and the Officers’ Supplemental Retirement Plan. For a description of the Employees’ Profit Sharing and Savings Plan, see the heading “Employees’ Profit Sharing and Savings Plan.”

Nonqualified Deferred Compensation Plans

Executive Council Deferred Compensation Plan. The Executive Council Deferred Compensation Plan covers our top officers, including our named executive officers. We offer this plan to help the officers achieve their share ownership requirement through the elective deferral of up to 90% of their annual incentive pay into share units, which accumulate share dividends and are paid in shares three years after deferral. The plan provides a 25% match on officer deferrals, which is fully vested and paid in cash when the shares are paid. The purpose of the 25% match is to act as an incentive to the named executive officers to defer their annual incentive pay into Lubrizol shares and to achieve their share ownership requirements. As with other benefits and perquisites, the committee periodically reviews this plan to make sure it is a competitive offering, as noted above. Once an executive officer reaches his/her share ownership guideline, he/she is no longer eligible to defer compensation under this plan.

Senior Management Deferred Compensation Plan. The Senior Management Deferred Compensation Plan is offered to our top managers, including our named executive officers. This plan allows participants to defer up to 90% of their cash and long-term performance share compensation so that they may further align themselves with our shareholders and have an additional opportunity to save for retirement.

See Nonqualified Deferred Compensation for a detailed description of these plans.

Welfare Plans

We offer a health care plan that provides medical, vision, dental and prescription drug coverage for U.S. employees. We also offer group life insurance and short- and long-term disability plans that cover all U.S. non-union employees. The purpose of these plans is to provide competitive basic benefits to our employees and to help us attract and retain employees.

The named executive officers participate in these plans under the same terms as the rest of the participants. Messrs. Hambrick, Cooley and Kirk do not participate in the company’s group life insurance plans; instead, they participate in an Executive Death Benefit Plan. Mr. Hambrick became a participant when he became CEO, and Messrs. Cooley and Kirk were added to the plan consistent with the plan’s provisions and the company’s past practice. The purpose of the Executive Death Benefit Plan is to provide continuing life insurance after retirement in consideration of the participant’s service to Lubrizol. This plan is described in detail in footnote (1) to the termination table in the “death” scenario under “Potential Payments Upon Termination or Change in Control.”

Perquisites

We provide the following perquisites to the named executive officers:
  Executive physicals: offered to the named executive officers and their spouses to help ensure their health and to facilitate early detection of any medical issues. The cost of these physicals is included in their income and is grossed up for the taxes to encourage them to use the benefit.

  Financial planning services: offered to help the named executive officers maintain their focus on Lubrizol by minimizing the time they need to spend on financial planning and tax return preparation. The cost is included in their income and is grossed up for the taxes to encourage them to use the benefit.

  Business club memberships: offered to the named executive officers for business purposes as required in the performance of their duties. Any personal use of these clubs is paid for by the officers.

  Business-related travel for spouses: while such travel occurs infrequently, it is included in the executive’s income and is grossed up for taxes if approved by the CEO or, in the case of the CEO, if approved by the chair of the organization and compensation committee.

  We do not purchase any suites or loges to athletic events in sporting venues. We do purchase a limited number of single seats and orchestra tickets to be used to promote our business interests. Normally a business invitee is present when these tickets are used. The use of these tickets without a client or business invitee present is rare with respect to the named executive officers.
The total incremental cost to Lubrizol of these perquisites in 2009 was less than $25,000 for any of the individual named executive officers.

Starting in 2010, Lubrizol no longer will pay tax gross-ups for any of the perquisites.

Employment and Indemnification Agreements

Each of our named executive officers has an Employment Agreement that provides for payment under specified conditions after a change in control of the company. We offer these agreements to protect the officers against adverse personal consequences that could result from acting in the best interests of our shareholders if a change in control of the company were to occur. The committee periodically reviews the content of its change in control agreements, utilizing outside counsel as it deems appropriate, and collecting information about the terms of similar agreements used by peer group companies. The terms of these agreements are as described in detail in the “Change in Control Without a Termination,” “Termination With Cause After a Change in Control” and “Termination Without Cause or With Good Reason Upon a Change in Control” sections under the heading “Potential Payments Upon Termination or Change in Control.”

In addition to payment upon a change in control for terminations without cause or for employee termination for good reason during the three years after a change in control, the current agreement provides for payment upon termination for any reason during a 90-day period starting on the first anniversary of the change in control. The reason for this provision is to encourage executives to stay for a one-year transition period after a change in control and to provide the named executive officer with a choice of whether to stay with the company after having completed the transition to the new owners. If the named executive officer incurs excise tax due to the application of Section 280G of the Internal Revenue Code of 1986, as amended (Code), the officer would receive an additional cash payment for the excise tax. The reason for the tax gross-up is so the officer will be in the same financial position if the excise tax did not apply. In 2009, the committee decided to change the terms of new or materially modified agreements to eliminate the grossing up of tax payments and to eliminate the termination payment in the event of voluntary departure within 90 days after the one-year anniversary of a change in control.

Each of our named executive officers also is covered by an Indemnification Agreement that provides for the reimbursement for any legal fees incurred by him in defending a lawsuit brought against him in his capacity as an officer. Indemnification is not provided for willful neglect of duties as an officer. We offer these agreements so the named executive officers can focus on running the business to achieve annual and long-term goals without having undue concern about lawsuits in their capacity as officers.

Forfeitures

Stock options granted under the 2005 Stock Incentive Plan require that any outstanding options will be forfeited if the named executive officer is terminated with cause. “With cause” is defined as described in the “Termination With Cause After a Change in Control” section in Potential Payments Upon Termination or Change in Control.

We are requesting shareholder approval of the 2010 Stock Incentive Plan at this meeting. This plan provides the committee the authority to cause any outstanding award to be forfeited and to seek to recoup any economic gains from any participant who engages in conduct that the committee determines to be not in good faith and that disrupts, damages, impairs or interferes with the business, reputation or employees of Lubrizol, including conduct that leads to a restatement of the company’s financial statements. All equity awards granted in 2010 under the 2005 Stock Incentive Plan contain this forfeiture provision.

Performance share unit awards granted for the 2009-2011 performance period are subject to forfeiture for breach of the award’s non-compete provisions.

Tax Deductibility of Compensation

The committee’s approach with respect to qualifying compensation paid to the named executive officers for tax purposes is that executive compensation plans generally will be designed and implemented to maximize tax deductibility. Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million paid to specified executive officers of public companies. However, non-deductible compensation still may be paid to provide the committee with the flexibility to structure executive compensation programs in ways that best promote the interests of Lubrizol and its shareholders. All the compensation for Messrs. Cooley, Bauer, Sheets and Meister for 2009 was deductible by Lubrizol. The non-deductible compensation for 2009 for Messrs. Hambrick and Kirk was $1,862,829 and $180,319, respectively.

Executive Compensation

Summary Compensation Table (1)

The following table shows the compensation of each named executive officer for the fiscal year ended December 31, 2009, and for Messrs. Hambrick, Cooley, Kirk and Bauer, compensation for the fiscal years ended 2008 and 2007.

							Change in
							Pension Value &
						Non-Equity	Non-Qualified
				Stock	Options	Incentive Plan	Deferred	All Other
Name and Principal				Awards	Awards	Compensation	Compensation	Compensation
Position	Year	Salary ($)	Bonus ($)	($)(4)	($)(5)	($)(6)	Earnings ($)(7)	($)(8)	Total
James L. Hambrick Chairman, President & Chief Executive Officer	2009	$969,288	$225,863	$2,060,534	$1,030,144	$1,676,138	$1,906,371	$105,472	$7,973,810
	2008	933,495	-	1,471,771	1,471,173	800,000	3,096,856	127,515	7,900,810
	2007	889,017	-	1,509,311	1,501,764	1,642,000	172,933	394,711	6,109,736
Charles P. Cooley Senior Vice President & Chief Financial Officer	2009	463,063	76,984	494,028	246,973	571,304	454,594	66,538	2,373,484
	2008	446,100	-	353,038	352,149	272,300	228,501	51,835	1,703,923
	2007	424,857	-	367,244	365,532	560,000	97,933	45,840	1,861,406
Stephen F. Kirk Senior Vice President & Chief Operating Officer	2009	441,456	73,392	470,979	235,404	544,646	690,132	42,373	2,498,382
	2008	396,723	-	286,405	287,118	280,000	1,392,672	162,961	2,805,879
	2007	371,713	-	318,420	317,088	494,000	253,079	52,508	1,806,808
Joseph W. Bauer Vice President and General Counsel	2009	345,592	49,247	287,975	143,858	365,464	277,114	57,613	1,526,863
	2008	333,554	-	203,991	203,682	174,200	314,386	79,100	1,308,913
	2007	319,246	-	196,890	195,244	295,000	112,781	62,083	1,181,244
Daniel L. Sheets Vice President and President, Lubrizol Additives (2)	2009	286,953	80,938	138,017	68,911	269,063	143,788	34,533	1,022,203
Mark W. Meister Former Vice President (2), (3)	2009	259,523	-	226,048	562,854	-	679,002	1,676,184	3,403,611
______

(1)	The total compensation reported in the last column of the Summary Compensation Table includes non-cash amounts that are required to be disclosed pursuant to applicable executive compensation disclosure rules, such as the value of equity awards granted. Actual cash compensation earned by each named executive officer for 2009 includes the sum of the Salary, Bonus and Non-Equity Incentive Plan Compensation columns, except that for Mr. Meister, the bonus and non-equity incentive compensation earned during 2009 are included in the All Other Compensation column. Total cash compensation for 2009 was as follows:

J. L. Hambrick	C. P. Cooley	S. F. Kirk	J. W. Bauer	D. L. Sheets	M. W. Meister
$2,871,289	$1,111,351	$1,059,494	$760,303	$636,954	$513,829

See the “Option Exercises and Stock Vested” table for the value realized by each named executive officer pursuant to performance share unit awards that vested during 2009.

(2)	This officer became a named executive officer in 2009, and his compensation for 2007 and 2008 is not included in this table.

(3)	Mr. Meister retired from the company on September 30, 2009, after 20 years of service. He is listed in this table as one of our named executive officers solely because of the value of non-cash amounts related to the acceleration of vesting of outstanding options previously granted to him, as described in footnotes (5) and (8)(b) below. Excluding these amounts, Mr. Meister would not have been a named executive officer.

(4)	In accordance with recently amended executive compensation disclosure rules, each amount reported in this column represents the aggregate grant date fair value of performance share units granted in each of the years indicated pursuant to awards under the long-term equity incentive program. The aggregate grant date fair value is based upon achievement of target performance at the end of the performance period. The assumptions used to determine the valuation of the amounts reported in this column are disclosed in Note 13 to the Lubrizol consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2009, for the applicable year. Assuming achievement of the highest level of performance, the maximum grant date fair value of each of the awards reported in this column for 2009 was as follows: $4,121,068 for Mr. Hambrick; $988,057 for Mr. Cooley; $941,958 for Mr. Kirk; $575,950 for Mr. Bauer; $276,034 for Mr. Sheets; and $452,096 for Mr. Meister.

(5)	In accordance with recently amended executive compensation disclosure rules, each amount reported in this column represents the aggregate grant date fair value of options granted in each of the respective years under the 2005 Stock Incentive Plan. The assumptions used to determine the valuation of the amounts reported in this column are disclosed in Note 13 to the Lubrizol consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2009, for the applicable year. For Mr. Meister, the number reported in 2009 includes an additional $449,679, which represents the incremental fair values, calculated in accordance with the applicable financial accounting standards, attributable to the vesting acceleration of three outstanding option awards as follows: $398,925 for the 2009 option grant; $31,086 for the 2008 option grant; and $19,668 for the 2007 option grant. In recognition of Mr. Meister’s long tenure with the company and his retirement in good standing, the organization and compensation committee accelerated vesting of his outstanding options upon his retirement. This additional amount does not represent a cash payment or an amount Mr. Meister would realize necessarily upon exercise of the options. This amount largely is a reflection of the significant increase in the value of Lubrizol common shares between the grant date and the date of modification. During that time, the price of Lubrizol stock increased by as much as 61%.

(6)	This column reports the amount of cash earned by the named executive officers under the Annual Incentive Pay Plan.

(7)	This column reflects the aggregate change in the actuarial present value of the named executive officers’ accumulated pension benefit under the Pension Plan, the Excess Defined Benefit Plan and the Officers’ Supplemental Retirement Plan. These plans are described in detail under the Pension Benefits table. Lubrizol’s deferred compensation plans do not pay above-market or preferential earnings.

(8)	The following table and discussion provides information related to the compensation reported in the All Other Compensation column. Except as described below, Lubrizol does not provide any other perquisites and personal benefits to the named executive officers.

ALL OTHER COMPENSATION
	Profit Sharing and
	Savings Plan and				Financial
	Excess Defined		Lubrizol		Planning		Executive		Amounts
	Contribution Plan		Contributions		(a)		Physicals (a)		Paid or
		Match	Executive						Accrued
		in	Council	Life		Tax		Tax	Upon
	Profit	401(k)	Deferred	Insurance		Gross		Gross	Retirement
Name	Sharing	Plan	Comp. Plan	Premium	Fees	Up	Benefit	Up	(b)	Total
J. L. Hambrick	$39,809	$7,350	$ -	$40,520	$7,072	$5,434	$2,990	$2,297	$ -	$ 105,472
C. P. Cooley	16,546	7,350	-	23,360	8,840	6,792	2,064	1,586	-	66,538
S. F. Kirk	16,233	7,350	-	1,483	8,840	6,792	947	728	-	42,373
J. W. Bauer	11,695	7,350	21,775	1,161	8,840	6,792	-	-	-	57,613
D. L. Sheets	8,709	7,350	-	1,008	8,840	6,792	1,037	797	-	34,533
M. W. Meister	-	7,350	-	622	8,073	6,203	5,730	4,403	1,643,803	1,676,184
______

(a)	Beginning this year, the company will no longer provide tax gross-up payments on any perquisites for executive officers.

(b)	The number reported in this column primarily is comprised of $679,899, which represents the value of the additional non-cash benefit accrued to Mr. Meister as a result of the acceleration of vesting of options triggered upon his retirement, as follows: $584,100 for the 2009 option grant; $54,780 for the 2008 option grant; and $41,019 for the 2007 option grant. These additional amounts do not represent a cash payment or an amount Mr. Meister would realize necessarily upon exercise of the options. This amount largely is a reflection of the significant increase in the value of Lubrizol common shares between the grant date and the date of separation. During that time, the price of Lubrizol stock increased by as much as 157%. This column also includes an estimate of the accrued value of a pro rata number of performance share units pursuant to two long-term equity incentive program (LTIP) awards in which Mr. Meister became vested upon retirement as follows: $479,497 for the 2007-2009 LTIP award and $230,101 for the 2008-2010 LTIP award. The accrued value is based on $71.46 per share, the closing price of Lubrizol common shares on September 30, 2009. The 2009-2011 LTIP award is not included here as it contains non-compete provisions and is subject to forfeiture until paid. Although these estimates were calculated assuming maximum performance with respect to each award, there was no assurance at the time of Mr. Meister’s retirement that the awards ultimately would achieve this level of performance. These awards are payable following the end of the three-year performance period based upon the cumulative results during that period. This column also includes $224,107, awarded under the Annual Incentive Pay Plan, and $30,199, a discretionary performance bonus. In recognition of his long tenure and service to the company, the organization and compensation committee, in its discretion, vested the annual incentive pay award for Mr. Meister, without which the award would have been forfeited by the terms of the Annual Incentive Pay Plan due to Mr. Meister’s retirement before the end of the year.

Other Perquisites and Personal Benefits. Lubrizol does not own or purchase loges or suites at athletic venues. The company purchases a limited amount of single seats for sporting and other events to promote Lubrizol business interests, and essentially all of these tickets were used for business purposes during 2009. Club memberships paid by Lubrizol primarily were used for business purposes and any incremental expenses incurred by a named executive officer for personal use are paid by the named executive officer and not by Lubrizol. We do not own an aircraft and do not pay for the personal travel expenses for any named executive officer or spouse. We do not provide automobiles or automobile allowances to the named executive officers.

Grants of Plan-Based Awards

The following table shows plan-based awards that were made for fiscal year 2009.

		Estimated Future Payouts Under			Estimated Future Payouts			All Other Option	Exercise
		Non-Equity Incentive Plan			Under Equity Incentive Plan			Awards:	or Base	Grant Date
		Awards (1)			Awards (2)			Number of	Price of	Fair Value
								Securities	Option	of Stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Underlying	Awards	and Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	Options (#)(3)	($/Sh)	Awards ($)
James L. Hambrick	2/23/09	$475,500	$951,000	$1,902,000	-	-	-	-	$ -	$ -
	2/23/09	-	-	-	18,550	74,200	148,400	-	-	2,060,534
	2/23/09	-	-	-	-	-	-	204,800	27.77	1,030,144
Charles P. Cooley	2/23/09	162,072	324,144	648,288	-	-	-	-	-	-
	2/23/09	-	-	-	4,448	17,790	35,580	-	-	494,028
	2/23/09	-	-	-	-	-	-	49,100	27.77	246,973
Stephen F. Kirk	2/23/09	154,510	309,019	618,038	-	-	-	-	-	-
	2/23/09	-	-	-	4,240	16,960	33,920	-	-	470,979
	2/23/09	-	-	-	-	-	-	46,800	27.77	235,404
Joseph W. Bauer	2/23/09	103,678	207,355	414,710	-	-	-	-	-	-
	2/23/09	-	-	-	2,593	10,370	20,740	-	-	287,975
	2/23/09	-	-	-	-	-	-	28,600	27.77	143,858
Daniel L. Sheets	2/23/09	75,000	150,000	300,000	-	-	-	-	-	-
	2/23/09	-	-	-	1,243	4,970	9,940	-	-	138,017
	2/23/09	-	-	-	-	-	-	13,700	27.77	68,911
Mark W. Meister	2/23/09	84,769	169,538	339,075	-	-	-	-	-	-
	2/23/09	-	-	-	2,035	8,140	16,280	-	-	226,048
	2/23/09	-	-	-	-	-	-	22,500	27.77	113,175
	6/23/09	-	-	-	-	-	-	22,500	27.77	398,925
	6/23/09	-	-	-	-	-	-	6,600	58.45	31,086
	6/23/09	-	-	-	-	-	-	3,300	53.07	19,668
______

(1)	These columns show the awards that were made under the Annual Incentive Pay Plan. Payments under these awards were approved by the organization and compensation committee on February 22, 2010, and the actual payment made to each named executive officer is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	These columns show the performance share unit awards granted under the long-term equity incentive program for the 2009-2011 performance period. The grant date fair value shown in the last column of this table is based on payment at target, multiplied by the closing price on the date of grant of $27.77.

(3)	This column shows the option awards that were made under the 2005 Stock Incentive Plan. The grant date fair value shown in the last column of this table is based on the Black-Scholes method of valuing stock options on the date of grant, excluding the potential impact of forfeitures. For Mr. Meister, this column also includes the modification of three outstanding option awards, the vesting of which was accelerated upon Mr. Meister’s retirement from the company as approved by the organization and compensation committee on June 23, 2009. The amounts reported with a grant date of June 23, 2009, represent the incremental fair values of those modified awards, which originally were granted, in the order of appearance in the column, on February 23, 2009, February 19, 2008 and February 20, 2007. The exercise prices for these option awards were not modified; they are the closing prices of Lubrizol’s common shares on the respective grant dates. These values were calculated in accordance with the applicable accounting standards.

Discussion of Summary Compensation and Plan-Based Awards Tables

Long-Term Equity Incentive Program. The amounts reported in the “Stock Awards” column of the Summary Compensation Table and the “Estimated Future Payouts Under Equity Incentive Plan Awards” column of the Grants of Plan-Based Awards table relate to performance share unit awards granted to the named executive officers under the long-term equity incentive program. Under the program, the organization and compensation committee may approve minimum threshold, target and maximum awards for the named executive officers based on a three-year cumulative performance objective as selected by the committee. If performance meets the objective, the named executive officer would receive 100% payment of the performance share target award. The performance share unit awards are granted pursuant to a stock incentive plan and can be paid in cash, Lubrizol common shares, stock options or any combination thereof as determined by the committee. If the award is payable in Lubrizol common shares, the named executive officer will have no voting or dividend rights for these shares until the end of the performance period and payments, if any, are made. Throughout the performance period, the payment percentage will vary up or down based upon the actual three-year performance. However, the three-year performance must meet a minimum threshold before any payment can be made. The committee has the right in its sole discretion to reduce the amount of the award. For information on the performance measure targets for the performance share units granted for the 2009-2011 performance period, see the “Long-Term Equity Incentive Compensation” discussion in the Compensation, Discussion and Analysis. See the Outstanding Equity Awards at Fiscal Year-End table for information on the performance share unit awards that were outstanding as of December 31, 2009.

Stock Options. The stock options granted to the named executive officers and reported in the Summary Compensation Table and the Grants of Plan-Based Awards table were granted under the 2005 Stock Incentive Plan. Pursuant to the 2005 Plan, the organization and compensation committee, which administers the plan, may grant incentive and nonstatutory stock options, stock appreciation rights, restricted and nonrestricted stock and stock unit awards to plan participants. All employees, including those of our subsidiaries, are eligible to be selected to participate in the plan. Options typically vest 50% one year after grant, 75% two years after grant and 100% three years after grant and have a ten-year exercise period. Option awards granted to any participant terminated for cause are forfeited. Upon Mr. Meister’s retirement from the company, the organization and compensation committee accelerated vesting with respect to three outstanding option awards for Mr. Meister. For further information, see footnote (5) to the Summary Compensation Table. On December 31, 2009, there were 803,258 Lubrizol common shares available for grant under the 2005 Stock Incentive Plan.

The 1991 Stock Incentive Plan was terminated by the board with respect to future grants in November 2004. The 2005 Stock Incentive Plan will terminate by its terms with respect to future grants on April 1, 2010. Outstanding grants under these plans remain in effect and are subject to the plans’ terms. The provisions of the 1991 Stock Incentive Plan are the same in all material respects as the 2005 Stock Incentive Plan, except that outstanding option awards are not subject to forfeiture if the executive officer is terminated for cause.

Lubrizol has never dated a stock option other than its date of grant nor has it ever priced an option using less than the fair market value of Lubrizol common shares on the date of grant.

Annual Incentive Pay Plan. The amounts reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table were paid in accordance with the Annual Incentive Pay Plan, which provides for annual incentive compensation for the achievement of specified corporate performance objectives. All officers participate in the Annual Incentive Pay Plan. A participant who separates from service prior to the end of the plan year will not be eligible for payment unless otherwise specifically approved by the organization and compensation committee, upon recommendation of the CEO. The committee approved a pro rata payment under this plan for Mr. Meister in recognition of his contributions to the company’s performance in 2009 prior to his retirement. Payment upon a change in control is described in detail in Potential Payments Upon Termination or Change in Control, below. More information about the operation and mechanics of the Annual Incentive Pay Plan is provided in the Compensation Discussion and Analysis.

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding equity awards for each named executive officer as of December 31, 2009.

			Option Awards					Stock Awards

									Equity
								Equity	Incentive
								Incentive	Plan Awards:
								Plan Awards:	Market or
			Number of	Number of				Number of	Payout Value
			Securities	Securities				Unearned	of Unearned
			Underlying	Underlying				Shares, Units	Shares, Units
			Unexercised	Unexercised	Option			or Other	or Other
			Options (#)	Options (#)	Exercise	Market	Option	Rights That	Rights That
	Grant		Exercisable	Unexercisable	Price	Price	Expiration	Have Not	Have Not
Name	Date	Equity Award	(1)	(1)	($)(2)	($)(2)	Date	Vested (#)(3)	Vested ($)
James L. Hambrick	3/26/01	Stock Option	16,500	-	$30.365	$30.700	3/26/11	-	$-
	3/26/01	Stock Option	16,500	-	30.365	30.700	3/26/11	-	-
	3/25/02	Stock Option	16,500	-	34.075	33.770	3/25/12	-	-
	4/25/05	Stock Option	163,900	-	39.440	40.360	4/25/15	-	-
	12/12/05	Stock Option	143,700	-	43.065	43.050	12/12/15	-	-
	2/20/07	Stock Option	76,725	25,575	53.070	53.070	2/20/17	-	-
	2/19/08	Stock Option	59,950	59,950	58.450	58.450	2/19/18	-	-
	2/23/09	Stock Option	-	204,800	27.770	27.770	2/23/19	-	-
	2/19/07	LTIP 2007-2009	-	-	-	-	-	56,880	4,149,396
	2/18/08	LTIP 2008-2010	-	-	-	-	-	50,360	3,673,762
	2/23/09	LTIP 2009-2011	-	-	-	-	-	148,400	10,825,780
Charles P. Cooley	4/25/05	Stock Option	35,200	-	39.440	40.360	4/25/15	-	-
	12/12/05	Stock Option	31,500	-	43.065	43.050	12/12/15	-	-
	2/20/07	Stock Option	18,675	6,225	53.070	53.070	2/20/17	-	-
	2/19/08	Stock Option	14,350	14,350	58.450	58.450	2/19/18	-	-
	2/23/09	Stock Option	-	49,100	27.770	27.770	2/23/19	-	-
	2/19/07	LTIP 2007-2009	-	-	-	-	-	13,840	1,009,628
	2/18/08	LTIP 2008-2010	-	-	-	-	-	12,080	881,236
	2/23/09	LTIP 2009-2011	-	-	-	-	-	35,580	2,595,561
Stephen F. Kirk	2/20/07	Stock Option	16,200	5,400	53.070	53.070	2/20/17	-	-
	2/19/08	Stock Option	11,700	11,700	58.450	58.450	2/19/18	-	-
	2/23/09	Stock Option	-	46,800	27.770	27.770	2/23/19	-	-
	2/19/07	LTIP 2007-2009	-	-	-	-	-	12,000	875,400
	2/18/08	LTIP 2008-2010	-	-	-	-	-	9,800	714,910
	2/23/09	LTIP 2009-2011	-	-	-	-	-	33,920	2,474,464
Joseph W. Bauer	12/12/05	Stock Option	18,500	-	43.065	43.050	12/12/15	-	-
	2/20/07	Stock Option	9,975	3,325	53.070	53.070	2/20/17	-	-
	2/19/08	Stock Option	8,300	8,300	58.450	58.450	2/19/18	-	-
	2/23/09	Stock Option	-	28,600	27.770	27.770	2/23/19	-	-
	2/19/07	LTIP 2007-2009	-	-	-	-	-	7,420	541,289
	2/18/08	LTIP 2008-2010	-	-	-	-	-	6,980	509,191
	2/23/09	LTIP 2009-2011	-	-	-	-	-	20,740	1,512,983
Daniel L. Sheets	2/23/09	Stock Option	-	13,700	27.770	27.770	2/23/19	-	-
	2/19/07	LTIP 2007-2009	-	-	-	-	-	2,520	183,834
	2/18/08	LTIP 2008-2010	-	-	-	-	-	2,420	176,539
	2/23/09	LTIP 2009-2011	-	-	-	-	-	9,940	725,123
Mark W. Meister	2/19/08	Stock Option	13,200	-	58.450	58.450	2/19/18	-	-
	2/19/07	LTIP 2007-2009	-	-	-	-	-	6,710	489,495
	2/18/08	LTIP 2008-2010	-	-	-	-	-	3,220	234,899
	2/23/09	LTIP 2009-2011	-	-	-	-	-	4,070	296,907
______

(1)	All of the stock options listed vest 50% one year after grant, 75% two years after grant and 100% three years after grant, with the exception of Mr. Meister’s stock options, the vesting of which was accelerated upon his retirement from the company on September 30, 2009.

(2)	For options awarded prior to November 14, 2006, the option exercise price is the average of the high and low prices of Lubrizol common shares on the date of grant. For options awarded on or after November 14, 2006, the option exercise price is the closing price of Lubrizol common shares on the date of grant. The market price shown in the table is the closing price of Lubrizol common shares on the date of grant.

(3)
Performance share units under the long-term equity incentive program (LTIP) vest upon the achievement of the performance measures at the end of the three-year performance period for the individual award. This column shows the outstanding awards that had not yet been paid as of December 31, 2009. The awards for the 2007-2009 performance period were approved for payment on February 22, 2010, and were paid at maximum in Lubrizol common shares issued on that date under the 2005 Stock Incentive Plan. The awards for the 2008-2010 and the 2009-2011 performance periods will be paid if performance is achieved and upon approval of the organization and compensation committee at its meetings in February 2011 and February 2012, respectively, and the values reported are based on achieving maximum performance. The market value for each of these awards is based on the closing price of Lubrizol common shares on December 31, 2009, of $72.95. These amounts do not represent guaranteed payments that the company will make at the end of the performance period; rather, actual payments will depend upon future corporate earnings performance and the value of our shares on the payment date. The amounts shown for Mr. Meister have been prorated based on the number of full months that elapsed from the beginning of the performance period to his retirement.

Option Exercises and Stock Vested

The following table shows option exercises and stock vested for the named executive officers during the fiscal year ended December 31, 2009.

	Option Awards		Stock Awards (1)
			Number of Shares
	Number of Shares	Value Realized	Acquired on	Value Realized
	Acquired on Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)
James L. Hambrick	-	$ -	69,840	$1,939,457
Charles P. Cooley	67,000	2,047,604	15,320	425,436
Stephen F. Kirk	44,600	974,947	14,660	407,108
Joseph W. Bauer	29,000	934,777	8,980	249,375
Daniel L. Sheets	-	-	3,060	84,976
Mark W. Meister	74,500	2,334,399	8,980	249,375
______

(1)	These columns reflect the shares that vested during 2009 pursuant to the award of performance share units under the long-term equity incentive program for the 2006-2008 performance period. The organization and compensation committee approved the payment of the shares on February 23, 2009, and the value of the shares on vesting is based on the closing price of Lubrizol common shares on February 23, 2009, of $27.77. Mr. Hambrick deferred 90% of the number of shares that vested into the Senior Management Deferred Compensation Plan, and the value of this deferral, along with a general description of the deferral terms, appear in the table and narrative in Nonqualified Deferred Compensation, below.

Pension Benefits

The following table shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of credited service, pursuant to a pension benefits plan. The actuarial assumptions used to determine the present value of the accumulated benefit at December 31, 2009, were as follows: the measurement date is December 31, 2009; the discount rate is 5.88%; and the rate of compensation increases is 4.28% for the qualified Pension Plan and 3.89% for each of the nonqualified Excess Defined Benefit Plan and the Officers’ Supplemental Retirement Plan. We do not grant extra years of service under any of the pension benefit plans.

		Number of Years of	Present Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name (1)	(#) (2)	($)	($)
James L. Hambrick	Pension Plan	30	$674,382	$-
	Excess Defined Benefit Plan	30	5,500,674	-
	Officers’ Supplemental Retirement Plan	30	3,550,809	-
Charles P. Cooley	Pension Plan	12	250,560	-
	Excess Defined Benefit Plan	12	655,262	-
	Officers’ Supplemental Retirement Plan	12	216,871	-
Stephen F. Kirk	Pension Plan	30	939,234	-
	Excess Defined Benefit Plan	30	2,206,339	-
	Officers’ Supplemental Retirement Plan	30	895,645	-
Joseph W. Bauer	Pension Plan	24	565,473	-
	Excess Defined Benefit Plan	24	813,172	-
Daniel L. Sheets	Pension Plan	26	473,148	-
	Excess Defined Benefit Plan	26	180,977	-
Mark W. Meister (3)	Pension Plan	20	590,281	10,022
	Excess Defined Benefit Plan	20	958,264	4,885
______

(1)	Messrs. Hambrick, Kirk and Bauer currently are eligible for early retirement under each of the pension benefits plans in which they participate. Mr. Meister retired in accordance with the early retirement provisions of the plans in which he participates.

(2)	The maximum years of credited service in each of the pension benefits plans is 30. Under the terms of these plans, Messrs. Hambrick and Kirk have 31 and 38 actual years of employment with Lubrizol, respectively.

(3)	The present value of accumulated benefits for Mr. Meister is as of September 30, 2009.

Following are descriptions of the key provisions of the pension benefits plans listed in this table.

Pension Plan. The Pension Plan is a tax-qualified defined benefit plan for U.S. non-union employees hired prior to January 1, 2010. Employees become 100% vested in their benefit at age 55 or after five years of service.

Benefits Formula. Benefits under the Pension Plan are based on a final average pay formula or a career average pay formula, whichever produces the higher benefit to the employee. The final average pay formula is 28.5% of final average pay plus 15% of final average pay in excess of Social Security covered compensation level, multiplied by credited service (up to 30 years), and divided by 30. Final average pay is an average of an employee’s highest five consecutive years out of the last 10 years of pay. The career average pay formula is 1.35% of credited average compensation multiplied by credited service (no maximum). For purposes of the Pension Plan, “pay” consists of base salary (unreduced for elective before-tax savings contributions and before-tax cafeteria plan contributions), bonus, overtime pay, shift premium differentials, vacation and holiday pay, paid annual variable compensation and long-term disability benefits.

Payment Form. Both the final average pay formula and the career average pay formula provide a benefit in a 10-year certain and life annuity. Other payment options available to all employees are a joint and 100%, 75% or 50% survivor annuity and a life annuity. Employees hired before February 1, 1984, also may elect a lump sum payment option. Each of the payment options are the actuarial equivalent of the 10-year certain and life annuity. Employees who are eligible for a lump sum payment option and who terminate with a vested benefit prior to age 55 may elect to take an immediate actuarially reduced distribution in any form of payment option available. If the employee dies prior to receiving the benefit, the surviving spouse, if any, will receive a 50% survivor annuity for the rest of the surviving spouse’s life. This death benefit is subsidized fully by Lubrizol.

Retirement Eligibility. Employees are eligible for benefits at the normal retirement age of 65. Full unreduced benefits are payable at age 62. Employees who retire on or after age 55 may begin their benefit immediately with a 3% reduction in the benefit for every year prior to age 62 that the benefit begins.

Excess Defined Benefit Plan. The Excess Defined Benefit Plan is a non-qualified defined benefit plan that provides highly paid employees with the portion of their retirement benefits that are not payable from the qualified Pension Plan because of tax law limitations and/or as a result of deferrals of base salary or annual incentive pay into a non-qualified deferred compensation plan. Employees become 100% vested in their benefit at the earliest of five years of service, age 55, death, disability or upon a change in control of the company. The benefits formula, actuarial factors, payment form and retirement eligibility are the same as described above under the Pension Plan, except that for the Excess Defined Benefit Plan (1) “pay” also includes cash deferred under the deferred compensation plans and (2) the plan automatically pays the actuarial equivalent of the normal benefit in a single lump sum payment paid within 60 days after the later of six months following the separation from service or the beginning of the calendar year following the year in which the participant separated from service.

Officers’ Supplemental Retirement Plan. The Officers’ Supplemental Retirement Plan is a non-qualified defined benefit plan and its purpose is to work with the other retirement plans and Social Security benefits to provide participants with retirement income after 30 years of service that is approximately 60% of final average pay. Messrs. Hambrick, Cooley and Kirk are the current participants of the plan, and each of them is 100% vested in their benefit. The benefit is 2% of final average pay multiplied by up to 30 years of service, and benefits are reduced for Social Security and payments made under the Pension Plan, the Excess Defined Benefit Plan, the Excess Defined Contribution Plan and any other Lubrizol-provided retirement benefit under any other qualified or nonqualified plan. Final average pay under this plan is the average of the highest three consecutive years of pay during the last 10 years. The definition of pay, actuarial factors, payment form and retirement eligibility are the same as described above under the Pension Plan, except that for the Officers’ Supplemental Retirement Plan (1) “pay” also includes base salary and annual incentive deferrals under the deferred compensation plans, and (2) the plan automatically pays the actuarial equivalent of the normal benefit in a single lump sum payment paid within 60 days after the later of six months following the separation from service or the beginning of the calendar year following the year in which the participant separated from service.

Nonqualified Deferred Compensation

The following table shows by plan the contributions, earnings, aggregate withdrawals or distributions and balances made to the Excess Defined Contribution Plan, the Senior Management Deferred Compensation Plan and the Executive Council Deferred Compensation Plan during the year ended December 31, 2009.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at Last
Name	in Last FY ($)	in Last FY ($)	Last FY ($)	Distributions ($)	FYE ($)
James L. Hambrick	$-	$52,774	$50,685	$-	$200,840	(1)
	1,745,511	-	8,333,305	-	15,506,446	(2)
	-	-	2,462,130	-	4,785,561	(3)

Total	$1,745,511	$52,774	$10,846,120	$-	$20,492,847

Charles P. Cooley	$-	$17,462	$25,582	$-	$88,611	(1)
	-	-	212,100	(123,240)	760,189	(2)
	-	-	495,476	-	963,041	(3)

Total	$-	$17,462	$733,158	$(123,240)	$1,811,841

Stephen F. Kirk	$-	$14,861	$4,386	$-	$148,323	(1)
	-	-	1,572,240	-	4,589,708	(2)
	-	-	507,144	(121,931)	1,056,951	(3)

Total	$-	$14,861	$2,083,770	$(121,931)	$5,794,982

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at Last
Name	in Last FY ($)	in Last FY ($)	Last FY ($)	Distributions ($)	FYE ($)
Joseph W. Bauer	$-	$8,967	$20,416	$-	$92,184	(1)
	-	-	450,779	-	1,166,785	(2)
	87,100	21,775	395,634	-	722,132	(3)

Total	$87,100	$30,742	$866,829	$-	$1,981,101

Daniel L. Sheets	$-	$3,162	$8,824	$-	$16,367	(1)
	-	-	1,576	-	8,868	(2)
	-	-	-	-	-	(3)

Total	$-	$3,162	$10,400	$-	$25,235

Mark W. Meister	$-	$8,739	$16,739	$-	$64,083	(1)
	20,762	-	151,037	(362,559)	48,577	(2)
	-	-	208,810	(280,091)	177,722	(3)

Total	$20,762	$8,739	$376,586	$(642,650)	$290,382

______

(1)	The amounts in this row relate to the Excess Defined Contribution Plan. The amounts shown as registrant contributions also are included in the “All Other Compensation” column of the Summary Compensation Table for 2008.

(2)	The amounts in this row relate to the Senior Management Deferred Compensation Plan. The amount shown for Mr. Meister as executive contributions also is included in the “Salary” column of the Summary Compensation Table for 2009.

(3)	The amounts in this row relate to the Executive Council Deferred Compensation Plan. The amounts shown for Mr. Bauer as executive contributions and registrant contributions also are included in the “Non-Equity Incentive Plan Compensation” column for 2008 and “All Other Compensation” column for 2009, respectively, of the Summary Compensation Table.

Excess Defined Contribution Plan. The Excess Defined Contribution Plan provides highly paid employees with the portion of the profit sharing contribution that cannot be contributed to the Employees’ Profit Sharing and Savings Plan, a qualified defined contribution plan, because of tax law limitations and/or as a result of deferrals into a non-qualified deferred compensation plan. This plan also provides participants with a portion of the company match that cannot be contributed to the qualified Employees’ Profit Sharing and Savings Plan as a result of deferrals into a non-qualified deferred compensation plan. The investment funds in this plan are the same as in the qualified Employees’ Profit Sharing and Savings Plan and participants may elect to transfer their investment funds daily, the same as under the Employees’ Profit Sharing and Savings Plan. Upon a separation from service, the participant will receive a single lump sum cash payment payable within 60 days after the later of six months after the separation or the beginning of the calendar year following the year in which the separation occurred. Employees become 100% vested in their benefit at the earliest of age 55, death, disability or upon a change in control of the company. If a participant dies, payment will be made to the participant’s beneficiary.

Senior Management Deferred Compensation Plan. Under the Senior Management Deferred Compensation Plan, senior management may elect to defer up to 90% of their base salary, annual incentive pay, long-term equity incentive pay payable in cash and any compensation payable in shares. The participant may elect to invest in a number of cash investment accounts designated by the organization and compensation committee and/or a share unit account. The cash investment accounts mirror the investment funds of the qualified Employees’ Profit Sharing and Savings Plan. Participants may elect to transfer their investment funds daily, the same as under the Employees’ Profit Sharing and Savings Plan.

The number of share units credited to the share unit account is based on the closing price of Lubrizol common shares on the day the share units are credited to the account and includes additional share units credited for quarterly dividends paid on Lubrizol common shares.

Prior to the year of deferral, participants can elect payment at a specified date, or between 6 and 12 months after separation from service. They can elect to receive payment in the form of a single lump sum payment, periodic payments over a period of up to 20 years or a lump sum followed by periodic payments over a period of up to 20 years. At least 12 months prior to a distribution, a participant may make an election to change the payment date or form of payment provided that the distribution occurs at least 5 years after the original date of distribution.

The organization and compensation committee may accelerate the distribution of part or all of one or more of a participant’s accounts for reasons of a severe financial hardship that cannot be met using other resources. If a participant dies, payment will be made to the participant’s beneficiary. For all distributions, cash will be paid with respect to the cash accounts and Lubrizol common shares will be issued equal to the number of share units in the participant’s Lubrizol share unit account. The number of the deferred share units payable in shares for each of the named executive officers as of January 31, 2010, is included in the “Common Shares” column of the security ownership table in Security Ownership of Directors, Executive Officers and Large Beneficial Owners.

Executive Council Deferred Compensation Plan. Under the Executive Council Deferred Compensation Plan, executive officers who have not met their ownership guidelines may defer up to 90% of their annual incentive pay. Deferred amounts are converted into share units based on the average closing price of Lubrizol common shares for each of the 10 consecutive trading days commencing on the fourth business day following the release of earnings for the year in which the annual incentive pay is earned. Lubrizol matches 25% of the amount deferred. Once an executive officer reaches his/her share ownership guideline, he/she is no longer eligible to defer compensation under this plan. Additional share units are credited for quarterly dividends paid on Lubrizol common shares. At the end of the deferral period, which is at least three years, Lubrizol shares are issued in a single lump sum equal to the number of share units in the participant’s account. For units attributable to match, the distribution will be made in cash based on the closing price of Lubrizol common shares on the date the account becomes payable. These share units will be paid in cash at the end of three years, unless further deferred. A participant may elect at least 12 months prior to a distribution to change the date of that distribution to another in-service year or 6 months after the participant has separated from service, provided that the new distribution date is at least 5 years after the original distribution date. The organization and compensation committee may accelerate the distribution of part or all of one or more of a participant’s accounts for reasons of an unforeseeable emergency (as defined by U.S. Treasury Department regulations) that cannot be met using other resources. If a participant dies, payment will be made to the participant’s beneficiary. The number of the deferred share units payable in shares for each of the named executive officers as of January 31, 2010, is included in the “Common Shares” column of the security ownership table in Security Ownership of Directors, Executive Officers and Large Beneficial Owners.

Employees’ Profit Sharing and Savings Plan

We have the Employees’ Profit Sharing and Savings Plan, a qualified defined contribution plan for employees, which includes the named executive officers. Each year, the board determines the portion of Lubrizol profits that will be contributed to the plan. Profit-sharing contributions are allocated to employees’ accounts based on their pay. Pay consists of base salary (unreduced for elective before-tax savings contributions and before-tax cafeteria plan contributions), bonus, overtime pay, shift premium differentials, vacation and holiday pay, paid annual variable compensation and long-term disability benefits. In addition, employees, including the named executive officers, may contribute up to 75% of their pay to the plan as a before-tax contribution. Employees also may make after-tax contributions subject to an overall limit of 75% of pay for their total before-tax and after-tax contributions. Lubrizol matches 50% of the employee’s before-tax and after-tax contributions up to 6% of the employee’s pay.

Employees direct the investment of their contributions, the company match and profit-sharing contribution among a Lubrizol common share fund and a selection of other funds with a range of investment characteristics. Employees vest in profit-sharing and matching contributions at a rate of 33% per year of service. They become 100% vested at age 55 or upon death regardless of the number of years of service they have. The plan allows distribution of an employee’s vested account balance after retirement, death or other termination of employment. Each of the named executive officers is vested fully in his profit-sharing and matching contributions. Upon the death of the participant, the account balance becomes payable to the surviving spouse or other designated beneficiary. Distributions are paid in a lump sum, partial payments or monthly, quarterly or annual installments over a fixed period of time as elected by the participant.

Following are the account balances in this plan for each of the named executive officers as of December 31, 2009, except that for Mr. Meister the account balance is as of September 30, 2009: Mr. Hambrick, $1,844,685; Mr. Cooley, $613,995; Mr. Kirk, $1,350,636; Mr. Bauer, $269,067; Mr. Sheets, $784,173; and Mr. Meister, $747,021.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Following is a discussion of the special payments and benefits that would be triggered by various termination and change in control scenarios for our named executive officers. In addition to the special payments and benefits described below, the named executive officers would receive the pension benefits described in the Pension Benefits section upon retirement and would receive distributions in accordance with their elections from the various deferred compensation plans of the company described in the Nonqualified Deferred Compensation section. See those sections for a description of the benefits and the accumulated values for each named executive officer as of December 31, 2009.

Retirement

Benefits under the Pension Plan. The Pension Plan provides for early retirement subsidized reduction factors for all participants who retire on or after age 55 but prior to age 65. The earliest retirement age at which a participant may receive an unreduced pension benefit is age 62. Mr. Meister was eligible for the subsidized early retirement reduction factors as of September 30, 2009, the date of his retirement. Messrs. Kirk and Bauer also were eligible for the subsidy as of December 31, 2009.

Additional Benefits Upon Retirement After Age 55. If a named executive officer were to retire from the company after reaching the age of 55, he would receive the following payments and/or benefits: a pro rata amount (based on the number of full months that elapsed from the beginning of the performance period to his retirement) in settlement of any performance share unit awards granted under the long-term equity incentive program, assuming achievement of at least threshold performance and approval by the organization and compensation committee, payable at the end of the three-year performance period (subject to forfeiture for awards granted in 2009 and later); and use of financial planning during the year after retirement. In addition to these benefits, if a named executive officer were to retire after reaching the age of 65, all unvested options granted under the 2005 Stock Incentive Plan automatically would vest and would be exercisable for the duration of the option term. None of the named executive officers have reached age 65, and Messrs. Kirk, Bauer and Meister are the named executive officers who had reached the age of 55 by December 31, 2009.

Death

In the event of death of a named executive officer, his estate would receive the following payments and/or benefits: all outstanding stock options would become vested fully and would be exercisable for one year; use of financial planning during the year after the named executive officer’s death; and a pro rata amount (based on the number of full months that elapsed from the beginning of the performance period to his death) in settlement of any performance share unit awards granted under the long-term equity incentive program, assuming achievement of at least threshold performance and approval by the organization and compensation committee, payable at the end of the three-year performance period.

Change in Control Without a Termination

Under the long-term equity incentive program, upon a change in control, the named executive officers would receive the number of pro rata common shares from their performance share unit awards determined as follows: (1) no payout if 12 months has not elapsed since the beginning of the performance period; and (2) if more than 12 months has elapsed since the beginning of the performance period, then:
  determine the measurement growth rate for each full year that has elapsed in the three–year period as of the date of the change in control;
  the three-year cumulative measurement growth will be imputed as either the one-year measurement growth (if the change in control occurs during the second year) or the two-year cumulative measurement growth (if the change in control occurs during the third year); and

  payout is then prorated based on the number of full months that have elapsed since the beginning of the performance period.
Performance share unit awards granted for the 2009-2011 performance period are subject to forfeiture for breach of the award’s non-compete provisions. Under the 1991 and 2005 Stock Incentive Plans, upon a change in control any unvested options would become vested immediately.

A “change in control” for purposes of the Annual Incentive Pay Plan, Employment Agreements, the Officers’ Supplemental Retirement Plan, the Excess Defined Benefit Plan, the Excess Defined Contribution Plan and the 2005 Stock Incentive Plan is defined as:
  when a person or a group buys enough stock to own more than 50% of the total fair market value or total voting power of Lubrizol stock;

  when a person or a group buys during the preceding 12 months enough stock to own 30% or more of the total voting power of Lubrizol stock;

  when a majority of members of the board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the board before the date of the appointment or election; or

  when a person or a group buys during the preceding 12 months enough Lubrizol assets to own 40% or more of the assets.
Termination With Cause After a Change in Control

Upon termination “with cause” occurring on or within three years after a change in control, the named executive officer would receive the payments described above under “Change in Control Without a Termination,” except that under the 2005 Stock Incentive Plan, the officer would forfeit his outstanding stock options that were granted on and after April 25, 2005. “With cause” means:
  an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment;

  intentional wrongful damage of Lubrizol’s property;

  intentional wrongful disclosure of Lubrizol’s confidential information; or

  intentional wrongful engagement in any competitive activity.
Termination Without Cause or With Good Reason Upon a Change In Control

On or within three years after a change in control, upon termination without cause or if the named executive terminates for “good reason,” the named executive officer would receive the benefits described above under “Change in Control Without a Termination.” The term “good reason” for this purpose is defined as:
  failure to maintain the named executive officer in substantially the same position;

  a significant adverse change in the nature and scope of the named executive officer’s duties and responsibilities;

  a good faith determination by the named executive officer that he is unable to carry out his duties and responsibilities;

  the reorganization of Lubrizol unless the successors continue to honor the named executive officer’s Employment Agreement; or

  the relocation of Lubrizol’s executive officers more than 25 miles away.
In addition to the benefits described under “Change in Control Without a Termination,” under the Employment Agreements, upon termination without cause or upon termination by the named executive officer for good reason within three years after a change in control, the named executive officer would receive a severance payment equal to the sum of the following: three times his annual base salary based on the highest amount of annual base salary he had ever received as a Lubrizol employee; three times the highest annual incentive payment he ever received; three years’ accrual under the Pension Plan, Excess Defined Benefit Plan and Officers’ Supplemental Retirement Plan; three years’ worth of profit-sharing contributions under the Employees’ Profit Sharing and Savings Plan and Excess Defined Contribution Plan; three years of company match at the highest rate under the Employees’ Profit Sharing and Savings Plan; three years of COBRA premiums; three years of executive physicals for the named executive officer and his spouse; three years of business club membership dues; premiums for three years of life insurance coverage; three years of financial planning; and three years of long-term disability premiums. In addition, if the payment under his Employment Agreement, plus other payments under any other program or pay practice triggered by a change in control, qualified as “excess parachute payments” under Section 280G of the Code, Lubrizol would pay the excise tax that is grossed up for taxes. The Employment Agreement imposes a one-year noncompete obligation if severance is paid under the agreement.

Involuntary Termination With or Without Cause

There are no special payments under any of the plans described in this proxy statement that would be triggered upon an involuntary termination with or without cause. Therefore, the tables below do not include amounts payable for these kinds of terminations. Upon an involuntary termination with cause, the named executive officer would forfeit any outstanding stock options that were granted on and after April 25, 2005. The term “with cause” is the same as is defined under “Termination With Cause After a Change in Control,” above.

Termination Payments Tables

The following tables include an estimate of the potential payments and/or benefits that we would be required to provide upon termination of employment of the named executive officers in each of the circumstances described above, except that for Mr. Meister the actual amounts paid or accrued to him upon his retirement on September 30, 2009, is shown only for the retirement scenario. In providing the estimated potential payments and/or benefits, we have made the following general assumptions in all circumstances where applicable:
  The date of termination is December 31, 2009, and the closing price of our common shares on that date is $72.95, except that for Mr. Meister, the date of termination is September 30, 2009, and the closing price of our common shares on that date is $71.46.

  Except in the retirement and termination with cause after change in control scenarios (upon which options would forfeit), all options that were unvested prior to termination are accelerated and exercised on the date of termination at the closing price of Lubrizol common shares that day.

  The 2007-2009 performance share unit award and a pro rata amount of the 2008-2010 and 2009-2011 performance share unit awards are paid assuming maximum performance.

  The benefit for financial planning is limited to tax preparation.

Retirement (1)
	Stephen F.	Joseph W.	Mark W.
Payment Type	Kirk	Bauer	Meister (2)
Stock Options	$-	$-	$1,129,578
Performance Share Units	2,176,828	1,385,077	1,000,440
Financial Planning	2,000	2,000	2,000
Early Retirement Pension Plan Subsidy	960,484	374,350	474,613

Total	$3,139,312	$1,761,427	$2,606,631

______

(1)	This table omits information for Messrs. Hambrick, Cooley and Sheets as they were not eligible to receive retirement benefits as of December 31, 2009.

(2)	Mr. Meister retired from the company on September 30, 2009, and the amounts listed for him represent the actual payments or amounts accrued upon his retirement, valued as of that day. In recognition of Mr. Meister’s long tenure with the company and his retirement in good standing, the organization and compensation committee accelerated vesting of three outstanding options, without which these options would have been forfeited. Upon retirement, Mr. Meister became vested in a pro rata number of three performance share unit awards.

Death
	James L.	Charles P.	Stephen F.	Joseph W.	Daniel L.
Payment Type	Hambrick	Cooley	Kirk	Bauer	Sheets
Stock Options	$10,630,570	$2,550,166	$2,391,426	$1,478,599	$618,966
Performance Share Units	10,207,164	2,462,306	2,176,828	1,385,077	543,234
Financial Planning	2,000	2,000	2,000	2,000	2,000
Life Insurance Benefit (1)	2,378,000	1,158,000	-	-	-

Total	$23,217,734	$6,172,472	$4,570,254	$2,865,676	$1,164,200

______

(1)	The amount listed here is the benefit payable to the named executive officer’s beneficiary under the Executive Death Benefit Plan assuming his date of death was December 31, 2009. The specified base salary is as of June 23, 2009. This plan provides for payment based on a percentage of the participant’s specified base salary to the beneficiary if the participant is employed by Lubrizol at the time of death as follows: 250% if the participant dies prior to age 70; 150% if the participant dies between the ages of 70 and 75; and 100% if the participant dies after reaching age 75. If the participant retires between 55 and 65, the plan provides for payment of 250% of the participant’s specified base salary if the participant dies during the first five years after retirement, 150% if the participant dies during years 6 through 10 after retirement and 100% if the participant dies 11 years or more after retirement.

Change in Control Without a Termination
	James L.	Charles P.	Stephen F.	Joseph W.	Daniel L.
Payment Type	Hambrick	Cooley	Kirk	Bauer	Sheets
Stock Options	$10,630,570	$2,550,166	$2,391,426	$1,478,599	$618,966
Performance Share Units	10,207,164	2,462,306	2,176,828	1,385,077	543,234

Total	$20,837,734	$5,012,472	$4,568,254	$2,863,676	$1,162,200

Termination With Cause After a Change in Control
	James L.	Charles P.	Stephen F.	Joseph W.	Daniel L.
Payment Type	Hambrick	Cooley	Kirk	Bauer	Sheets
Performance Share Units	$10,207,164	$2,462,306	$2,176,828	$1,385,077	$543,234
Early Retirement Pension Plan Subsidy	-	-	960,484	374,350	-

Total	$10,207,164	$2,462,306	$3,137,312	$1,759,427	$543,234

Termination Without Cause or With Good Reason Upon a Change in Control
	James L.	Charles P.	Stephen F.	Joseph W.	Daniel L.
Payment Type	Hambrick	Cooley	Kirk	Bauer	Sheets
Severance	$9,002,310	$3,873,369	$3,385,940	$2,654,830	$2,023,213
Stock Options	10,630,570	2,550,166	2,391,426	1,478,599	618,966
Performance Share Units	10,207,164	2,462,306	2,176,828	1,385,077	543,234
Early Retirement Pension Plan Subsidy	-	-	960,484	374,350	-
Excise Tax Gross-Up	9,525,263	-	2,172,066	1,665,377	1,200,806

Total	$39,365,307	$8,885,841	$11,086,744	$7,558,233	$4,386,219

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our officers and directors, and persons who own more than 10 percent of our common shares, file reports of holdings and changes in ownership of our common shares with the SEC. We assist our executive officers and directors in filing these reports based on information obtained from them and from our records. Based on our records and other information, we believe that all executive officers and directors met all applicable filing requirements with respect to transactions during 2009, except as follows: due to our inadvertent, administrative error, two transactions on a single report were filed three days late, each on behalf of Messrs. Bauer and Saunier.

2011 ANNUAL MEETING

In accordance with SEC rules, shareholders may present a proposal at the 2011 annual meeting of shareholders and have it included in our proxy materials by submitting the proposal to us no later than November 17, 2010, and by complying with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934. If a shareholder wishes to nominate a person for election as a director or propose other business to be considered at the 2011 annual meeting without having these proposals included in our proxy materials, the shareholder must timely deliver to the company a notice that complies with the advance notice provisions contained in the company’s regulations. Our regulations are available at http://governance.lubrizol.com. The notice must be delivered no earlier than January 27, 2011, and no later than February 26, 2011. Notices should be sent to the corporate secretary at The Lubrizol Corporation, 29400 Lakeland Boulevard, Wickliffe, Ohio 44092.

THE LUBRIZOL CORPORATION

Leslie M. Reynolds
Secretary

March 17, 2010

Appendix A

THE LUBRIZOL CORPORATION 2010 STOCK INCENTIVE PLAN

Section 1. Purpose.

     The purposes of The Lubrizol Corporation 2010 Stock Incentive Plan are to encourage selected employees of The Lubrizol Corporation and its Subsidiaries and Outside Directors of the Company to acquire a proprietary and vested interest in the growth and performance of the Company, to generate an increased incentive to contribute to the Company’s future success and prosperity, thus enhancing the value of the Company for the benefit of shareholders, and to enhance the ability of the Company and its Subsidiaries to attract and retain individuals of exceptional talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depends.

Section 2. Definitions.

As used in the Plan, the following terms have the meanings set forth below:

     (a) “Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Share Unit Award or Stock Award granted pursuant to the provisions of the Plan.

     (b) “Award Agreement” means a written document evidencing any Award granted hereunder, signed by the Company and the Participant, or signed by the Company and delivered to an Outside Director, as the case may be.

     (c) “Base Price” means the Grant Date price of a Share underlying a Stock Appreciation Right.

     (d) “Board” means the Board of Directors of the Company.

     (e) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

     (f) “Committee” means a committee of not less than three Outside Directors of the Board, each of whom must: (i) be a “non-employee director” within the meaning of Rule 16b-3(b)(i) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor rule or statute, (ii) be an “outside director” within the meaning of Section 1.162-27(e)(3) promulgated by the Treasury Department under the Code, and (iii) meet the independence tests under Section 303A.02 of the New York Stock Exchange Listed Company Manual; provided, however, that with respect to Awards granted to non-Section 16 officers, “Committee” may mean the Chair of the Organization and Compensation Committee of the Board of Directors and at least one other member of the Organization and Compensation Committee.

     (g) “Company” means The Lubrizol Corporation.

     (h) “Employee” means any employee of the Company or of any Subsidiary.

     (i) “Fair Market Value” means the closing price of a Share on the New York Stock Exchange on the Grant Date (in the case of a Grant), or any other relevant date; provided, however, if the Grant Date or any other relevant date is on a day when the New York Stock Exchange is closed, then Fair Market Value means the closing price of a Share on the New York Stock Exchange on the next following date when the New York Stock Exchange is open.

THE LUBRIZOL CORPORATION
2010 STOCK INCENTIVE PLAN

     (j) “Full-value Awards” means Awards that result in the Company transferring the full value of any underlying Share issued in the transaction. Full-value Awards will include all Restricted Stock, Restricted Stock Unit, Performance Share Unit and certain other stock based Awards.

     (k) “Grant Date” means the date on which the Board or Committee approves the grant of an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Share Unit Award or Stock Award, and, with respect to a Restricted Stock Unit Award granted to an Outside Director, the date specified pursuant to Section 11 on which such Award is granted.

     (l) “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422A of the Code or any successor provision thereto.

     (m) “Non-Statutory Stock Option” means an Option that is not intended to be an Incentive Stock Option.

     (n) “Option” means an option to purchase Shares granted hereunder.

     (o) “Option Price” means the purchase price of each Share under an Option.

     (p) “Outside Director” means a member of the Board who is not an employee of the Company or of any Subsidiary.

     (q) “Participant” means an Employee who is selected by the Committee to receive an Award under the Plan.

     (r) “Performance Share Unit Award” means an award of Share units based on target performance measures under Section 10 hereof.

     (s) “Plan” means The Lubrizol Corporation 2010 Stock Incentive Plan.

     (t) “Restricted Stock Award” means an award of restricted Shares under Section 8 hereof.

     (u) “Restricted Stock Unit Award” means an award of restricted Share units under Section 11 hereof.

     (v) “Restriction Period” means the period of time specified in an Award Agreement during which the following conditions remain in effect: (i) certain restrictions on the sale or other disposition of Shares awarded under the Plan, (ii) subject to the terms of the applicable Award Agreement, the continued employment of the Participant, and (iii) other conditions set forth in the applicable Award Agreement.

     (w) “Shareholders’ Meeting” means the annual meeting of shareholders of the Company in each calendar year.

     (x) “Shares” means common shares without par value of the Company.

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2010 STOCK INCENTIVE PLAN

     (y) “Stock Appreciation Right” means the right to receive a payment in cash or in Shares, or in any combination thereof, from the Company equal to the excess of the Fair Market Value of a stated number of Shares at the exercise date over the Base Price for such Shares.

     (z) “Stock Award” means the grant of Shares under the Plan.

     (aa) “Subsidiary” means a corporation which is at least 50% owned, directly or indirectly, by the Company.

     (bb) “Voting Stock” means the then-outstanding securities entitled to vote generally in the election of directors of the Company.

Section 3. Administration.

     The Plan is administered by the Committee. Members of the Committee are appointed by and serve at the pleasure of the Board, and may resign by written notice filed with the Chairman of the Board or the Secretary of the Company. A vacancy on the Committee will be filled by the appointment of a successor member by the Board. Subject to the express provisions of this Plan, the Committee has (i) conclusive authority to: (A) select Employees to be Participants for Awards, (B) determine the type and number of Awards to be granted, (C) construe and interpret the Plan, any Award granted hereunder and any Award Agreement entered into hereunder and (D) establish, amend and rescind rules and regulations for the administration of this Plan, and (ii) any additional authority as the Board may from time to time determine to be necessary or desirable.

Section 4. Shares Subject to the Plan.

     (a) Subject to adjustment as provided in the Plan, the maximum number of shares as to which Awards may be granted under this Plan is 3,000,000 Shares, of which no more than 1,500,000 Shares can be settled as Full-value Awards; provided, however, that no more than 500,000 Shares will be available for grant to any Participant or Outside Director during a calendar year. In addition to the stated maximums described above, this Plan provides the Committee with the flexibility to convert the Shares reserved solely for Options into Full-value Awards (e.g., Restricted Stock, Restricted Stock Units, Performance Share Units, etc.). Specifically:

     (i) For every Option or Stock Appreciation Right granted, the number of Shares available for grant shall be reduced by one Share for every one Share granted; provided, however, that any Stock Appreciation Right that may be settled only in cash shall not reduce the number of Shares available for grant;

     (ii) For each of the first 1,500,000 Shares granted as Full-value Awards, the number of Shares available for grant shall be reduced by one Share for every one Share granted;

     (iii) For any Full-value Awards granted in excess of the 1,500,000 Share limit, the number of Shares available for grant shall be reduced by three Shares for every one Share granted.

For example, if we issue 1,500,000 Shares as Restricted Stock prior to exhausting our pool of shares for Options, the Committee has the flexibility to convert a portion of the remaining Options into other Full-value Awards, but it must be consistent with the 3-to1 ratio described above.

THE LUBRIZOL CORPORATION
2010 STOCK INCENTIVE PLAN

     The Company believes this provision provides for the maximum equity plan design flexibility while continuing to protect the long-term interests of shareholders.

     (b) Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued Shares or treasury shares. Shares: (i) used to pay the Option Price of an Option or the Base Price of a Stock Appreciation Right; or (ii) withheld from issuance to pay withholding taxes on Options or Stock Appreciation Rights settled in Shares, to the extent of any such consideration or withholding, will not again be available for issuance under the Plan. Shares that only can be settled in cash will not reduce the number of Shares available for issuance under the Plan. Shares: (i) subject to any Award that is forfeited; or (ii) subject to any Award that otherwise terminates without issuance of the Shares will be added to the reserve and will again be available for issuance under the Plan.

     (c) The number of Shares that remain available for issuance pursuant to this Plan, the number of Shares subject to outstanding Awards and the individual and Full-value Award limits imposed by the Plan, as well as the Option Price per Share of any outstanding Options and the Base Price per Share of any outstanding Stock Appreciation Rights, at the time of any change in the Company’s capitalization, including stock splits, stock dividends, mergers, reorganizations, consolidations, recapitalizations or other changes in corporate structure, will be adjusted in the manner the Committee deems equitable; provided, however, that the number of Shares will always be a whole number.

     (d) Shares underlying Awards assumed by the Company in a merger will not reduce the Share reserve specified in Section 4(a).

Section 5. Eligibility.

     Any Employee is eligible to be selected as a Participant, and any Outside Director is eligible to participate in the Plan.

Section 6. Stock Options.

     Non-Statutory Stock Options and Incentive Stock Options may be granted hereunder to Participants either separately or in conjunction with other Awards granted under the Plan. Any Option granted to a Participant under the Plan will be evidenced by an Award Agreement in the form as the Committee may from time to time approve. Any Option will be subject to the following terms and conditions and to any additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee deems desirable.

     (a) Option Price. The purchase price per Share under an Option will be fixed by the Committee in its sole discretion; provided that the purchase price will not be less than one hundred percent (100%) of the Fair Market Value of the Share on the Grant Date of the Option. Payment of the Option Price may be made in cash, Shares, or a combination of cash and Shares, as provided in the Award Agreement relating thereto.

     (b) Option Period. The term of each Option will be fixed by the Committee in its sole discretion; provided that no Non-Statutory Stock Option or Incentive Stock Option may be exercisable after the expiration of 10 years from the Grant Date.

THE LUBRIZOL CORPORATION
2010 STOCK INCENTIVE PLAN

     (c) Exercise of Option. Options may be exercisable to the extent of fifty percent (50%) of the Shares subject thereto after one year from the Grant Date, seventy-five percent (75%) of such Shares after two years from the Grant Date, and one hundred percent (100%) of such Shares after three years from the Grant Date, subject to any provisions respecting the exercisability of Options that may be contained in an Award Agreement.

     (d) Incentive Stock Options. The aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options held by any Participant that are exercisable for the first time by such Participant during any calendar year under the Plan (and under any other benefit plans of the Company, of any parent corporation, or Subsidiary) will not exceed $100,000 or, if different, the maximum limitation in effect at the Grant Date under Section 422A of the Code, or any successor provision, and any regulations promulgated thereunder; provided however, that any such Incentive Stock Option above the limitation automatically will be converted into a Non-Statutory Stock Option. The terms of any Incentive Stock Option will comply in all respects with the provisions of Section 422A of the Code, or any successor provision, and any regulations promulgated thereunder.

Section 7. Stock Appreciation Rights.

     (a) Stock Appreciation Rights may be granted hereunder to Participants either separately or in conjunction with other Awards granted under the Plan and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each Participant. Any Stock Appreciation Right related to a Non-Statutory Stock Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. Any Stock Appreciation Right related to an Incentive Stock Option must be granted at the same time such Option is granted. Any Stock Appreciation Right related to an Option will be exercisable only to the extent the related Option is exercisable. In the case of any Stock Appreciation Right related to any Option, the Stock Appreciation Right or applicable portion thereof terminates and is no longer exercisable upon the termination or exercise of the related Option. Similarly, upon exercise of a Stock Appreciation Right as to some or all of the Shares covered by a related Option, the related Option will be canceled automatically to the extent of the Stock Appreciation Rights exercised, and such Shares will not thereafter be eligible for grant under Section 4(a). The Committee may impose any conditions or restrictions on the exercise of any Stock Appreciation Right as it deems appropriate.

     (b) Any Stock Appreciation Right not granted in conjunction with another Award will be subject to the following terms and conditions and to any additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee deems desirable.

     (i) Base Price. The Base Price per Share under a Stock Appreciation Right will be fixed by the Committee in its sole discretion; provided that the Base Price will not be less than one hundred percent (100%) of the Fair Market Value of the Share on the Grant Date of the Stock Appreciation Right.

     (ii) Stock Appreciation Right Period. The term of each Stock Appreciation Right will be fixed by the Committee in its sole discretion; provided that no Stock Appreciation Right may be exercisable after the expiration of 10 years from the Grant Date.

THE LUBRIZOL CORPORATION
2010 STOCK INCENTIVE PLAN

     (iii) Exercise of Stock Appreciation Right. Each Stock Appreciation Right may be exercisable to the extent of fifty percent (50%) of the Rights subject thereto after one year from the Grant Date, seventy-five percent (75%) of such Rights after two years from the Grant Date, and one hundred percent (100%) of such Rights after three years from the Grant Date, subject to any provisions respecting the exercisability of Stock Appreciation Rights that may be contained in an Award Agreement.

Section 8. Restricted Stock Awards.

     (a) Issuance. Restricted Stock Awards may be issued hereunder to Participants, either separately or in conjunction with other Awards granted under the Plan. Each Award under this Section 8 will be evidenced by an Award document from the Company that will specify the vesting schedule, any rights of acceleration and such other terms and conditions as the Committee determines, which need not be the same with respect to each Participant; provided, however, that any performance-based Restricted Stock Award may not have a vesting period shorter than one year and any service-based Restricted Stock Award may not vest over a period shorter than three years.

     (b) Registration. Shares issued under this Section 8 may be issued in book entry form or be evidenced by issuance of a stock certificate or certificates registered in the name of the Participant bearing the following legend and any other legend required by, or deemed appropriate under, any federal or state securities laws:

The sale or other transfer of the common shares represented by this certificate is subject to certain restrictions set forth in the Award document granted to ___________________ (the registered owner) by The Lubrizol Corporation dated _______________, under The Lubrizol Corporation 2010 Stock Incentive Plan. A copy of the Plan and Award document may be obtained from the Secretary of The Lubrizol Corporation.

Unless otherwise provided in the Award document from the Company, the certificates will be retained by the Company until the expiration of the Restriction Period. Upon the expiration of the Restriction Period, the Company will (i) have the legend removed from the certificates for the Shares to which a Participant is entitled in accordance with the Award document from the Company and (ii) release the Shares to the custody of the Participant.

     (c) Forfeiture. Except as otherwise determined by the Committee at the Grant Date, upon separation of service of the Participant for any reason during the Restriction Period, all Shares still subject to restriction will be forfeited by the Participant and retained by the Company; provided that in the event of a Participant’s retirement, permanent disability, death, or in cases of special circumstances, the Committee may, in its sole discretion, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to the Participant’s Shares. In such case, unrestricted Shares will be issued to the Participant at the time determined by the Committee.

     (d) Rights as Shareholders. At all times during the Restriction Period, Participants will be entitled to full voting rights with respect to all Shares awarded under this Section 8. The Committee in its discretion at the time of grant of the Restricted Stock Award, may determine to allow dividends with respect to the Shares to be paid to the Participant at the time dividends are paid on Shares, or to hold the dividends until the lapse of the applicable vesting schedule of the corresponding Restricted Stock.

THE LUBRIZOL CORPORATION
2010 STOCK INCENTIVE PLAN

Section 9. Stock Awards.

     Awards of Shares or other stock-based awards may be granted hereunder to Participants, either separately or in conjunction with other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee has the sole and complete authority to determine (i) the Employees to whom Awards will be granted, (ii) the time or times at which the Awards will be granted, (iii) the number of Shares to be granted pursuant to the Awards and (iv) all other conditions of the Awards. Conditions may include issuance of Shares at the time that the Award is granted or issuance of Shares at a time or times subsequent to the time the Award is granted, which subsequent times specifically may be established by the Committee and/or may be determined by reference to the satisfaction of one or more performance measures specified by the Committee. The provisions of Stock Awards need not be the same with respect to each Participant.

Section 10. Performance Share Unit Awards.

     Performance Share Unit Awards may be granted hereunder to Participants, either separately or in conjunction with other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee has the sole and complete authority to determine (i) the Employees to whom Performance Share Unit Awards will be granted, (ii) the time or times at which Performance Share Unit Awards will be granted, (iii) the number of Performance Share Units to be granted pursuant to the Awards and (iv) all other conditions of the Awards. Any payment of Performance Share Unit Awards will be made in the number of Shares equal to the number of Performance Share Units payable under the Award, unless otherwise specifically stated in the Award document that it will be paid in cash. Performance Share Unit Awards and performance-based Restricted Stock Awards granted to any executive officer of the Company will have one or more of the following performance-based measures: revenues, cost reductions, operating income, income before taxes, net income, adjusted net income, earnings per share, adjusted earnings per share, operating margins, working capital measures, earnings before income taxes and depreciation, return on assets, return on equity, return on invested capital, cash flow measures, market share, shareholder return and/or economic value added, of the Company or any of its subsidiaries, affiliates, segments, divisions or businesses for or within which the Participant is employed. Performance goals may be based on the achievement of specified levels of Company performance (or performance of an applicable subsidiary, affiliate, segment, division or business) under one or more of the measures described above relative to the performance of other corporations or comparable businesses.

Section 11. Outside Directors’ Restricted Stock Unit Awards.

     (a) On the close of business on the date of each Annual Meeting of Shareholders, each Outside Director automatically will be granted a number of Restricted Stock Units equal to an amount calculated by dividing $75,000 by the Fair Market Value of a Share on the Grant Date, which will be subject to the following terms and conditions and to any additional terms and conditions, not inconsistent with the provisions of the Plan, as are contained in the applicable Award Agreement. For Outside Directors who are appointed to the Board of Directors on a date other than an Annual Meeting of Shareholders, there automatically will be granted a number of Restricted Stock Units equal to an amount calculated by dividing $75,000 by 12 and multiplying the result by the number of remaining full months until the next Annual Meeting of Shareholders and then dividing that result by the Fair Market Value of a Share on the date the Outside Director is appointed to the Board of Directors.

THE LUBRIZOL CORPORATION
2010 STOCK INCENTIVE PLAN

     (b) Vesting. Restricted Stock Unit Awards granted pursuant to this Section 11 will vest upon the earliest to occur of the following dates:

(i) the next Annual Meeting of Shareholders;

(ii) separation from service under a retirement plan or policy of the Company;

(iii) death while serving as a director; or

(iv) Change in Control of the Company, as defined in Section 12(b).

Section 12. Change in Control.

     (a) Notwithstanding any provision in this Plan to the contrary, in the event of an occurrence of a Change in Control of the Company (as defined in paragraph (b)), the portion of outstanding Performance Share Unit Awards and performance-based Restricted Stock Awards that may be paid to a Participant will be determined based on performance as of the date of the Change in Control, subject to the terms of the Award Agreement, and outstanding Options and Stock Appreciation Rights will become 100% exercisable, and any other outstanding Awards (other than Restricted Stock Unit Awards, Performance Share Unit Awards and performance-based Restricted Stock Awards) will become fully vested without any restrictions, upon the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause (as defined below), for such separation from service exists or has occurred, including without limitation other employment):

     (i) Any separation from service of the Participant by the Company within three years following the Change in Control of the Company, which separation from service is for any reason other than for Cause, or is as a result of the death of the Participant, or is by reason of the Participant’s disability and the actual receipt of disability benefits pursuant to the long-term disability plan in effect for Employees immediately prior to the Change in Control of the Company; or

     (ii) Separation from service by the Participant of his employment with the Company and any Subsidiary within three years after the Change in Control of the Company upon the occurrence of any of the following events:

     (A) Failure to elect or reelect or otherwise to maintain the Participant in the office or the position, or a substantially equivalent office or position, of or with the Company and/or a Subsidiary, as the case may be, which the Participant held immediately prior to a Change in Control of the Company;

     (B) A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company and any Subsidiary that the Participant held immediately prior to the Change in Control of the Company, a reduction in the aggregate of the Participant’s base and incentive pay opportunities, any of which is not remedied within 10 calendar days after receipt by the Company of written notice from the Participant of the change or reduction, as the case may be;

     (C) A determination by the Participant made in good faith that as a result of a Change in Control of the Company and a change in circumstances thereafter significantly affecting his position, including without limitation a change in the scope of the business or other activities for which he was responsible immediately prior to a Change in Control of the Company, he has been rendered substantially unable to carry out, has been substantially hindered in the performance of, or has suffered a substantial reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by the

THE LUBRIZOL CORPORATION
2010 STOCK INCENTIVE PLAN

Participant immediately prior to the Change in Control of the Company, which situation is not remedied within 10 calendar days after written notice to the Company from the Participant of such determination;

     (D) The liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or a significant portion of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization or otherwise) to which all or a significant portion of its business and/or assets have been transferred (directly or by operation of law) assumes all the duties and obligations of the Company under this Agreement; or

     (E) The Company relocates its principal executive offices, or requires the Participant to have his principal location of work changed, to any location which is in excess of 25 miles from the location thereof immediately prior to the Change in Control of the Company or to travel away from his office in the course of discharging his responsibilities or duties hereunder significantly more (in terms of either consecutive days or aggregate days in any calendar year) than was required of him prior to the Change in Control of the Company without, in either case, his prior written consent.

     (b) For purposes of this Plan, a “Change in Control of the Company” means the occurrence of any of the following events:

     (i) The date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company.

     (ii) The date any person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company.

     (iii) The date a majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election.

     (iv) The date that any person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before the acquisition or acquisitions.

For purposes of this Section 12(b) of the Plan, the terms “person” and “group” have the same meaning as provided in Section 13(d)(3) or 14(d)(2) of the Exchange Act.

THE LUBRIZOL CORPORATION
2010 STOCK INCENTIVE PLAN

     (c) For purposes of this Section 12 of the Plan, “Cause” means that, prior to any separation from service pursuant to Section 12(a) hereof, the Participant committed:

     (i) an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company and/or any Subsidiary;

     (ii) intentional wrongful damage to property of the Company and/or any Subsidiary;

     (iii) intentional wrongful disclosure of secret processes or confidential information of the Company and/or any Subsidiary; or

     (iv) intentional wrongful engagement in any Competitive Activity (as defined below);

and any such act materially is harmful to the Company. For purposes of this Agreement, no act, or failure to act, on the part of the Participant will be deemed “intentional” if it was due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Participant will not be deemed to have been separated from service for “Cause” hereunder unless and until there is delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board then in office at a meeting of the Board called and held for such purpose (after reasonable notice to the Participant and an opportunity for the Participant, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Participant had committed an act set forth above in this Section 12(c) and specifying the particulars thereof in detail. Nothing herein will limit the right of the Participant or his beneficiaries to contest the validity or propriety of any such determination.

     (d) For purposes of this Section 12 of the Plan, the term “Competitive Activity” means the Participant’s participation,without the written consent of an officer of the Company,in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company and such enterprise’s sales of any product or service competitive with any product or service of the Company amounted to 25% of such enterprise’s net sales for its most recently completed fiscal year and if the Company’s net sales of said product or service amounted to 25% of the Company’s net sales for its most recently completed fiscal year. “Competitive Activity” does not include (i) the mere ownership of securities in any such enterprise and exercise of rights appurtenant thereto or (ii) participation in management of any such enterprise other than in connection with the competitive operations of such enterprise.

Section 13. Amendments and Termination.

     The Board may, at any time, amend, alter or terminate the Plan, but no amendment, alteration, or termination may be made that would impair the rights of an Outside Director or Participant under an Award previously granted, without the Outside Director’s or Participant’s consent, or that without the approval of the shareholders would:

     (a) result in the repricing or exchange of outstanding Options or Stock Appreciation Rights;

     (b) except as is provided in Sections 4(c) of the Plan, increase the total number of Shares which may be issued under the Plan;

THE LUBRIZOL CORPORATION
2010 STOCK INCENTIVE PLAN

     (c) materially increase the benefits accruing to Participants or Outside Directors under the Plan.

     The Committee may amend the terms of any Award heretofore granted, prospectively or retroactively, but no such amendment may impair the rights of any Participant or Outside Director without his consent.

Section 14. Claw-back and Forfeiture Policy

     The Committee may cause to be forfeited any outstanding Award and may seek to recoup any economic gains from any Participant who engages in conduct that was not in good faith and that disrupts, damages, impairs or interferes with the business, reputation or employees of the Company or its Subsidiaries, including but not limited to, conduct that leads to a restatement of the Company’s financial statements.

Section 15. General Provisions.

     (a) No Option or other Award may be assignable or transferable by a Participant or an Outside Director otherwise than by will or the laws of descent and distribution, and Options and Stock Appreciation Rights may be exercised during the Participant’s lifetime only by the Participant, or, if permissible under applicable law, by the guardian or legal representative of the Participant.

     (b) The term of each Award will be for a period of months or years from its Grant Date as may be determined by the Committee or as set forth in the Plan.

     (c) No Employee may have any claim to be granted any Award under the Plan and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.

     (d) The prospective recipient of any Award under the Plan will not, with respect to the Award, be deemed to have become a Participant, or to have any rights with respect to the Award, until and unless the recipient complies with the then applicable terms and conditions.

     (e) All certificates for Shares delivered under the Plan pursuant to any Award will be subject to any stock-transfer orders and other restrictions as the Committee deems advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

     (f) Except as otherwise required in any applicable Award document or by the terms of the Plan, Participants will not be required, under the Plan, to make any payment other than the rendering of services.

     (g) The Company is authorized to withhold from any payment under the Plan, whether the payment is in Shares or cash, withholding taxes due in respect of the payment hereunder, but in no event more than the statutory minimum for tax withholding, to the extent required to avoid adverse accounting treatment, and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

THE LUBRIZOL CORPORATION
2010 STOCK INCENTIVE PLAN

     (h) Nothing contained in this Plan prevents the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

     (i) Nothing in the Plan interferes with or limits in any way the right of the Company or any Subsidiary to terminate any Participant’s employment at any time, nor does the Plan confer upon any Participant any right to continued employment with the Company or any Subsidiary.

     (j) Awards granted under this Plan are intended to comply with Section 409A of the Code, or an exemption thereto.

Section 16. Effective Date of the Plan.

     The Plan will be effective upon adoption of the Plan by the Board of the Company. The Plan will be submitted to the shareholders of the Company for approval within one year after its adoption by the Board, and if the Plan is not approved by the shareholders, the Plan will be void and of no effect. Any Awards granted under the Plan prior to the date the Plan is submitted for approval by the shareholders will be void if the shareholders do not approve the Plan.

Section 17. Expiration of the Plan.

     Awards may be granted under this Plan at any time prior to April 1, 2015, on which date the Plan will expire but without affecting any outstanding awards.

THE LUBRIZOL CORPORATION ATTN: LESLIE M. REYNOLDS 29400 LAKELAND BOULEVARD WICKLIFFE, OH 44092-2298
VOTE BY INTERNET - www.proxyvote.com
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VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M22003-P90090	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
THE LUBRIZOL CORPORATION		For All	Withhold All	For All Except
The Board of Directors recommends that you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees: 01) Edward P. Campbell 02) James L. Hambrick 03) Gordon D. Harnett
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.	Confirmation of the Appointment of Deloitte & Touche LLP as the Independent Registered Public Accountant.	☐	☐	☐

3.	Approval of The Lubrizol Corporation 2010 Stock Incentive Plan.	☐	☐	☐

4.	Transact other business that is presented properly at the Annual Meeting or any adjournments or postponements thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign exactly as your name or names appear on this proxy card. When shares are held jointly, each holder must sign. When signing as attorney, executor, administrator, guardian, or other fiduciary, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Yes	No
Please indicate if you would like to keep your vote confidential under the current policy	☐	☐

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com and http://proxymaterials.lubrizol.com

M22004-P90090
THE LUBRIZOL CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
2010 ANNUAL MEETING OF SHAREHOLDERS
APRIL 27, 2010

The undersigned shareholder of The Lubrizol Corporation hereby appoints J. L. Hambrick, C. P. Cooley and L. M. Reynolds, and each of them, as agents, with full power of substitution, to vote the shares of the undersigned at the 2010 Annual Meeting of Shareholders of The Lubrizol Corporation to be held on April 27, 2010 at 8:30 a.m. Eastern Daylight Time at The Lubrizol Corporation, East Entrance, 29400 Lakeland Boulevard, Room 015, Wickliffe, Ohio 44092, and at any adjournments thereof, as indicated on the reverse side of this proxy card.

Should you have an account in The Lubrizol Corporation Employees' Profit Sharing and Savings Plan, this proxy represents the number of Lubrizol shares allocable to that plan account as well as other shares registered in your name. As a "named fiduciary" under the Plan for the shares allocable to that plan account and shares for which no voting instructions are received, this proxy will serve as voting instructions to State Street Bank and Trust Company, Trustee for the Plan, or its designee. The Plan provides that the Trustee will vote each participant's shares in accordance with the participant's instructions. If the Trustee does not receive voting instructions for Lubrizol shares allocable to the Plan account by April 23, 2010, those shares and any other Lubrizol shares under the Plan for which no voting instructions are received, will be voted, in accordance with the terms of the Plan, in the same proportion as the shares for which voting instructions have been received. In its discretion, the Trustee is authorized to vote upon such other matters as properly may come before the Annual Meeting.

Please specify your choices by marking the appropriate boxes on the reverse side. If no specification is made, authority is granted to cast your vote FOR ELECTION of the nominees and FOR PROPOSALS 2 and 3. In their discretion, the agents are authorized to take action and vote in accordance with their judgment upon such other matters as properly may come before the Annual Meeting, or at any and all adjournments or postponements of the Annual Meeting. The agents named above cannot vote these shares unless you sign and return this proxy card or vote using the alternative vote options indicated on the reverse side of this proxy card.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)